Exhibit 10.1

Execution Version

$30,000,000

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

among

PAR PETROLEUM CORPORATION

as Borrower,

THE OTHER CREDIT PARTIES HERETO from time to time,

THE LENDERS PARTY HERETO from time to time

as Lenders,

and

JEFFERIES FINANCE LLC,

as Administrative Agent

August 31, 2012

i

EXHIBITS:

Exhibit A – Form of Assignment and Acceptance

Exhibit B – Form of Responsible Officer’s Certificate

Exhibit C – Properties to be Encumbered

Exhibit D – Form of Mortgage

Exhibit E – Form of Note

Exhibit F – Confirmation Order

Exhibit G – Borrowing Request

Exhibit H – Non Bank Certificate

Exhibit I – Form of Pledge and Security Agreement

Exhibit J – Form of Transfer Letters

Exhibit K – Form of Pledge Agreement

SCHEDULES:

Schedule I	-	Commitments
Schedule II	-	Notice Information

Schedule 4.5	-	Existing Debt
Schedule 4.7	-	Litigation
Schedule 4.12(b)	-	Real Property and Property
Schedule 4.13(a)	-	Burdensome Restrictions
Schedule 4.15(d)	-	Violations of Intellectual Property Rights
Schedule 4.17	-	Liens, Title, Leases, Etc.
Schedule 4.19	-	Hedging Contracts
Schedule 4.20	-	Material Agreements
Schedule 4.21	-	Equity Interests
Schedule 4.23	-	Insurance
Schedule 6.22	-	Deposit Accounts

v

DELAYED DRAW TERM LOAN CREDIT AGREEMENT

This Credit Agreement dated as of August 31, 2012, is among Par Petroleum Corporation, a Delaware corporation (“Borrower”), the Guarantors party hereto from time to time (together with the Borrower, each a “Credit Party” and collectively, the “Credit Parties”), the lenders party hereto from time to time (the “Lenders”), and Jefferies Finance LLC, as administrative agent for such Lenders (in such capacity, the “Administrative Agent”).

Recitals

A. WHEREAS, the Borrower and its debtor affiliates, as debtors and debtors in possession (collectively, the “Debtors”), commenced voluntary bankruptcy proceedings (the “Chapter 11 Proceedings”) on December 16, 2011 under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

B. WHEREAS, the Borrower is party to that certain Amended and Restated Senior Secured Debtor-in-Possession Credit Agreement dated as of December 21, 2011 (as amended, supplemented or otherwise modified prior to the date hereof, the “DIP Agreement”) by and among the Borrower, the guarantors party thereto, certain of the Lenders, the other lenders party thereto from time to time (the “DIP Lenders”), and Whitebox Advisors LLC, as collateral agent and as administrative agent, and pursuant to the DIP Agreement and the Bankruptcy Court order captioned “Final Order Pursuant to 11 U.S.C. §§ 105, 362, 364, 503(b) and 507(a), Fed. R. Bank. P. 2002, 4001 and 9014 and Del. Bankr. L.R. 4001-2 (I) Authorizing the Debtors to (A) Obtain Post-Petition Secured DIP Financing and (B) To Refinance Certain Pre-Petition Secured Indebtedness; (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Modifying the Automatic Stay and (IV) Granting Related Relief” as entered by the Bankruptcy Court on January 11, 2012, the DIP Lenders made loans in the outstanding principal amount as of July 31, 2012 of $57,020,056.24;

C. WHEREAS, in connection with the Chapter 11 Proceedings, the Bankruptcy Court confirmed a plan of reorganization (as such plan may be modified from time to time, in accordance with its terms, the “Plan of Reorganization”) under Chapter 11 of the Bankruptcy Code pursuant to a confirmation order dated August 16, 2012 (the “Confirmation Order”);

D. WHEREAS, pursuant to the Plan of Reorganization, the Borrower and Laramie Energy II, LLC shall form Piceance Energy, LLC, a Delaware limited liability company (the “JV Company”), a joint venture which shall be owned 33.34% by the Borrower and 66.66% by Laramie Energy II, LLC, to which they each shall contribute certain assets (including each party’s oil and gas surface real estate and related assets located in Garfield and Mesa Counties, Colorado) and the Borrower shall receive (i) a 33.34% interest in the JV Company and (ii) $75 million in cash drawn from a senior secured term loan to be made to the JV Company;

E. WHEREAS, the proceeds of the initial draw to be made hereunder shall be used by the Borrower, together with the proceeds of the JV Credit Agreement to repay all obligations outstanding under the DIP Agreement and allowed administrative expenses owing in respect to the Chapter 11 Proceedings and subsequent draws may be used by the Borrower for general corporate purposes and to pay allowed administrative expenses which are not paid out of the proceeds of the initial draw;

F. WHEREAS, as security for its Obligations under this Agreement, the Borrower and each Guarantor shall grant the Administrative Agent, liens and security interests on its membership interests in the JV Company, junior only to the liens granted pursuant to the JV Credit Facility Documents and first priority liens and security interests on substantially all of its other assets as set forth in the Loan Documents;

G. WHEREAS, in connection with and conditioned upon the confirmation and implementation of the Plan of Reorganization, in full and complete satisfaction, settlement, release and discharge of the DIP Facility Claims, the Lenders have agreed to enter into this Agreement and to extend credit to the Borrower upon the terms and conditions hereof.

Agreements

For good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, Credit Parties, Lenders and Administrative Agent hereby agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the terms defined above shall have the meanings set forth therein and the following terms shall have the meanings set forth on Appendix I (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined).

Section 1.2 Computation of Time Periods. In this Agreement, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Administrative Agent and/or the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Administrative Agent and/or the Lenders hereunder. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Administrative Agent and/or the Lenders pursuant to Section 5.6 most recently delivered prior to or concurrently with such calculations. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth herein, and either Borrower or the Requisite Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (b) Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Miscellaneous. Article, Section, Schedule, and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph, article and/or section headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph and/or headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE II.

CREDIT FACILITIES

Section 2.1 Commitments.

(a) Maximum Commitment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each Lender severally, and not jointly, agrees to make its Pro Rata Share of the Loans available to the Borrower in Dollars during the Availability Period in accordance with this Section 2.1 and Section 2.2 hereof provided, however, (i) with regard to each Lender individually, the sum of such Lender’s Pro Rata Share of the aggregate principal amount of the outstanding Loans shall not at any time exceed such Lender’s Commitment, which is set forth in Schedule I attached hereto, (ii) with regard to the Lenders collectively, the sum of the aggregate principal amount of the Advances made hereunder (including, for the avoidance of doubt, all amounts applied to refinance the loans and obligations under the DIP Agreement) shall not at any time exceed the Total Commitment, (iii) in no event shall any Advance be made hereunder which would cause the aggregate Advances to be made hereunder to be in excess of the Borrowing Availability which then exists, and (iv) the Lenders shall not be required to make more than five advances hereunder (and each of such advances shall be made in accordance with Section 2.2 hereof). Upon any Lender funding its entire Commitment in accordance with the provisions hereof, such Lender will have no further commitment to fund Loans hereunder. The failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Amounts repaid or prepaid on any Loan may not be reborrowed.

(b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 10:00 a.m., New York City time, and the

Administrative Agent shall promptly credit and/or remit the amounts so received to an account as directed by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met or waived in accordance herewith, return the amounts so received to the respective Lenders.

(c) The Administrative Agent shall only be required to advance funds to the Borrower with respect to a Loan to the extent that the Administrative Agent shall have received such funds from the Lenders.

(d) To request a Borrowing, the Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and each Lender three (3) Business Days before the date of the proposed Borrowing (or four (4) Business Days before the date of the proposed Borrowing if the Borrowing Request is received after 1:00 p.m. New York City time, by Administrative Agent or any Lender). Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with the foregoing provisions of Section 2.1:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) the location and number of Borrower’s account to which funds are to be disbursed; and

(iv) with respect to the First Advance, that the conditions set forth in Sections 3.1 and 3.2 have been satisfied and with respect to the Second Advance, Third Advance, Fourth Advance and Fifth Advance that the conditions set forth in Section 3.2 have been satisfied, in each case, as of the date of the notice.

(e) Promptly following receipt of a Borrowing Request in accordance with this Section 2.1, the Administrative Agent shall advise each Lender of the details thereof.

Section 2.2 Loans. Subject to the other terms and conditions set forth herein (including without limitation, the provisions set forth in Section 2.1 hereof), the Loans shall be advanced to Borrower as follows:

(i) on the Closing Date, an initial advance of a Loan in an amount of up to $15,000,000.00 provided that the conditions set forth in Section 3.1 and 3.2 (other than the condition set forth in Section 3.2(f)) have been satisfied (“First Advance”);

(ii) after the Closing Date but prior to the expiration of the Availability Period, a second advance under the Loan in an amount equal to the lesser of (x) the amount of a Borrowing Request and (y) the remaining amount of Borrowing Availability provided that the conditions set forth in Section 3.2 have been satisfied (“Second Advance”);

(iii) after the Closing Date but prior to the expiration of the Availability Period, a third advance under the Loan in an amount equal to the lesser of (x) the amount of a Borrowing Request and (y) the remaining amount of Borrowing Availability provided that the conditions set forth in Section 3.2 have been satisfied (“Third Advance”);

(iv) after the Closing Date but prior to the expiration of the Availability Period, a fourth advance under the Loan in an amount equal to the lesser of (x) the amount of a Borrowing Request and (y) the remaining amount of Borrowing Availability provided that the conditions set forth in Section 3.2 have been satisfied (“Fourth Advance”); and

(v) after the Closing Date but prior to the expiration of the Availability Period, a fifth advance under the Loan in an amount equal to the lesser of (x) the amount of a Borrowing Request and (y) the remaining amount of Borrowing Availability provided that the conditions set forth in Section 3.2 have been satisfied (“Fifth Advance”).

Notwithstanding anything herein to the contrary, from the Closing Date through and including the first anniversary thereof, each Lender agrees that if a Credit Party’s bankruptcy estate has allowed but unpaid administrative expense claims, the Borrower shall be permitted to request an Advance, to the extent any Advance has not been previously funded, to pay such claims, and the Lenders shall fund any such Advance, notwithstanding that the condition set forth in Section 3.2(b) is not satisfied with respect to such Advance, but only to the extent that the failure to satisfy such condition is due to the existence of a Default or Event of Default arising pursuant to Sections 7.1(a), (d) or (t) or pursuant to Section 7.1(f) to the extent resulting from the entry or obtaining of an order with respect to any Credit Party’s bankruptcy estate that causes an unpaid administrative expense claim to be an allowed but unpaid administrative expense claim; provided, for the avoidance of doubt, that in no event shall the Lenders be required to fund any such Advance if the conditions set forth in Section 3.2(a), (c), (d) and (e) are not satisfied with respect thereto.

Section 2.3 Funding Limitations. For the avoidance of doubt, Administrative Agent shall have no Commitments (to make Loans) in its capacity as Administrative Agent and Administrative Agent’s requirement to make Loans (from the Loan proceeds received from the Lenders) in accordance with the provisions hereof shall be limited to the funds that it receives from the Lenders (to fund such Loans).

Section 2.4 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the unpaid principal amount of each Loan of such Lender and all other Obligations on the Maturity Date (or sooner in accordance with the provisions hereof). All payments or repayments of Loans made pursuant to this Section 2.4(a) shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder; (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded in the absence of manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms. In the event of a conflict between records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(e) Any Lender by written notice to the Borrower (with a copy to the Administrative Agent) may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered as signs).

Section 2.5 Fees. Borrower shall pay (i) the Administrative Agent an annual administrative fee (the “Administrative Fee”) as set forth and in accordance with the terms and provisions of the Administrative Agent Fee Letter, and (ii) the Lenders a closing fee (the “Closing Fee”) as set forth and in accordance with the terms and provisions of the Lenders Fee Letter. The Administrative Fee and the Closing Fee each shall be earned in full on the Closing Date and are nonrefundable. Neither the Administrative Fee nor the Closing Fee shall in any way limit Borrower’s obligations to pay any other fee, or reimburse the Administrative Agent or the Lenders for any cost or expense, under the Loan Documents.

Section 2.6 Interest.

(a) The Loans shall bear interest at the Borrower’s election, subject to the terms and conditions hereof, as follows:

(i) at a rate per annum equal to nine and three quarters percent (9.75%), payable in cash in accordance with Section 2.6(c) hereof; or

(ii) at a rate per annum equal to nine and three quarters percent (9.75%) which shall be paid in kind and capitalized (and thereby added to principal, which shall thereafter accrue interest) on the last day of each fiscal quarter (“PIK Interest”); provided that for purposes of calculating Borrowing Availability and the amount of unfunded Commitments, capitalized PIK Interest shall not reduce the amount of Borrowing Availability, the Total Commitment, the Total Commitment or the amount of the Lenders’ respective Commitments.

The Borrower must elect the form of interest payment with respect to each Interest Period by delivering a written notice to the Administrative Agent and each Lender at least thirty (30) days prior to the beginning of each Interest Period which notice shall be irrevocable. In the absence of such an election for any Interest Period, interest on the Loans shall be payable according to the election for the previous Interest Period; provided, however, subject to Section 2.6(b), at any time after an Event of Default shall have occurred and is continuing, the Borrower may not elect PIK Interest. For the avoidance of doubt, for purposes of this Section 2.6(a), the Borrower may file materials with the SEC stating its intention regarding the election of the form of interest provided, that such filing shall not constitute notice unless a copy of such filing is delivered to the Administrative Agent and each Lender. The parties hereto hereby acknowledge and agree that the Borrower shall be deemed to have elected PIK Interest for the Interest Period beginning on the Closing Date.

(b) Notwithstanding the foregoing, from and after the date that an Event of Default shall have occurred and be continuing (including, without limitation, at any time during an Interest Period), at the request of the Requisite Lenders (which such request may be made by the Administrative Agent at the direction of the Requisite Lenders), (i) all outstanding Obligations shall, to the extent permitted by applicable law, bear interest at a rate per annum equal to 11.75%, per annum (or 2% plus the rate otherwise applicable to such Obligations as provided in Section 2.6(a)(i)) (the “Default Rate”) and (ii) all interest accrued and accruing shall be payable in cash on demand.

(c) Accrued interest on the Loans pursuant to Section 2.6(a) shall be payable in arrears on each Interest Payment Date in accordance with Section 2.6(a); provided that (i) interest accrued at the Default Rate pursuant to Section 2.6(b) shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

(d) All interest hereunder shall be computed on the basis of a year of 360 days and in shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.7 Termination and Reduction of Commitments.

(a) The Commitments shall automatically terminate on the Maturity Date.

(b) At its option, the Borrower may at any time terminate, or from time to time permanently reduce, the unfunded Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000.

(c) The Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce the Commitments under Section 2.7(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable, provided, however that notwithstanding the foregoing, such notice may be revoked upon written notice to the Administrative Agent, if the election to terminate or reduce the Commitments pursuant to this Section 2.7 was conditioned on a refinancing and such refinancing is not consummated. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.8 Optional and Mandatory Prepayments.

(a) Optional Payments.

(i) Subject to Section 2.8(a)(ii) below, at any time and from time to time, the Borrower, at its option, may repay the Obligations, in whole or in part. Each such repayment shall include all accrued and unpaid interest on the portion of the Obligations being repaid (including, but not limited to, outstanding PIK Interest) through the Repayment Date and the Repayment Premium due in connection with such repayment pursuant to Section 2.8(a)(v) below; provided that each partial repayment shall be in an amount that is an integral multiple of $100,000 and not less than $100,000 or, if less, the outstanding principal amount of the Obligations.

(ii) Notwithstanding anything in Sections 2.8(a)(i) and 2.8(a)(v) to the contrary, if at any time within the twelve (12) months following the Closing Date, the Borrower, prepays the Obligations, in whole, but not in part (including but not limited to in connection with any refinancing of the Obligations), in addition to repayment of 100% of the principal amount of the Obligations plus all accrued and unpaid interest thereon (including, but not limited to, any outstanding PIK Interest), through the Repayment Date, the Borrower shall pay the Applicable Premium calculated as of such Repayment Date (a “Make-Whole Prepayment Date”). For the avoidance of doubt, the Applicable Premium shall be due in connection with any prepayment in full of the Obligations prior to the first anniversary of the Closing Date whether or not such prepayment is (x) optional by the Borrower, (y) occurs as a result of a mandatory prepayment pursuant to Sections 2.8(c), 2.8(d), 2.8(e), 2.8(f) or 2.8(g), or (z) occurs pursuant to or following an acceleration of the Obligations as set forth in Sections 7.2 or 7.3 including, but not limited to, as a result of the Administrative Agent’s or the Lender’s exercise of their rights and remedies following the occurrence of an Event of Default or during a Debtor Relief Law proceeding.

(iii) If the Borrower elects to repay the Loans pursuant to this Section 2.8(a), at least five (5) days prior to the Repayment Date (unless a shorter notice shall be agreed to in writing by the Administrative Agent and the Lenders) but not more than sixty (60) days before the Repayment Date, the Borrower shall notify the Administrative Agent in writing (which writing may be by electronic communication in accordance with Section 10.2(b)) of the Repayment Date, the principal amount of such Loans to be repaid and the Repayment Premium or Applicable Premium, and deliver to the Administrative Agent, no later than two (2) Business Days prior to the Repayment Date, an Officer’s Certificate stating that such repayment will comply with the conditions contained in this Section 2.8(a). Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Repayments shall be accompanied by any accrued interest due through the Repayment Date to the extent required by Section 2.6 and any Repayment Premium or Applicable Premium, if applicable.

(iv) Once the notice of repayment described in Section 2.8(a)(iii) is mailed, the Loans to be prepaid become irrevocably due and payable on the Repayment Date and at the Repayment Premium, including any premium, plus interest accrued to the Repayment Date; provided, however that notwithstanding the foregoing, the Borrower may revoke its notice of repayment if such repayment was conditioned on a refinancing and such refinancing is not consummated.

(v) In connection with any repayment of the Loans in full or in part (other than a repayment in full pursuant to paragraph (ii) of Section 2.8(a) in respect to which the Applicable Premium shall apply as provided in such paragraph), the Borrower shall pay a Repayment Premium equal to the percentage of the principal repaid during the following periods:

Repayment
Period	Premium

From the Closing Date through the first anniversary of the Closing Date	6%

From the day after the first anniversary of the Closing Date through the second anniversary of the Closing Date	5%

At all times from and after the day after the second anniversary of the Closing Date	3%

For the avoidance of doubt, the Repayment Premium shall be due in connection with any repayment of the Obligations in full or in part (other than as provided in Section 2.8(a)(ii)), whether or not such repayment is (x) optional by the Borrower, (y) occurs as a result of a mandatory prepayment pursuant to Sections 2.8(c), 2.8(d), 2.8(e), 2.8(f) or 2.8(g), or (z) occurs pursuant to or following an acceleration of the Obligations as set forth in Sections 7.2 or 7.3 including, but not limited to, as a result of the Administrative Agent’s or the Lender’s exercise of their rights and remedies following the occurrence of an Event of Default or during a Debtor Relief Law proceeding.

(b) Reserved.

(c) Asset Sales.

(i) Not later than five (5) Business Days following the receipt of any Net Cash Proceeds of any Disposition of any Property of any Credit Party (except for Dispositions of the JV Interests or of the of the type described in Sections 2.8(e), (f) and (g)) now owned or hereafter acquired, such Credit Party shall apply 100% of such Net Cash Proceeds to make repayments of the Obligations, if any are then outstanding, in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(c) with respect to (A) the Disposition of Property that constitutes a Casualty Event, (B) Dispositions for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Disposition (or series of related Dispositions) and less than $200,000 in aggregate Net Cash Proceeds before the

Maturity Date, (C) any Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Cash Proceeds, or (D) Dispositions permitted by Section 6.4(b)(i), (ii), (iii) (other than subclause (B) of Section 6.4(b)(iii)), (iv), (v), (vii), (viii) and (ix); and provided, further that so long as no Default or Event of Default shall have occurred and be continuing or arise therefrom, the Borrower shall have the option upon written notice stating its intention to the Administrative Agent and each Lender (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) within ten (10) Business Days of receipt of Net Cash Proceeds from any Disposition, directly or through one or more Credit Party, to invest or commit to invest such Net Cash Proceeds in an amount such that the aggregate amount of all Net Cash Proceeds from any Disposition reinvested as described in clauses (I) and (II) below pursuant to this proviso (and not applied to the Obligations pursuant to this Section 2.8(c)) shall not exceed an amount equal to $25,000,000 in the aggregate (I) within one (1) year of receipt thereof in long term productive assets of the general type used in the business of the Credit Parties, including through Acquisitions permitted hereunder, provided that if any amount is so committed to be reinvested within such one-year period, but is not reinvested within the later to occur of (x) six (6) months of the date of such commitment and (y) the end of such one-year period, the Borrower shall repay the Obligations in accordance with this Section 2.8(c) without giving further effect to such reinvestment right or (II) as a capital contribution or loan to the JV Company within ten (10) Business Days of receipt thereof, provided that if any amount is so committed to be reinvested but is not reinvested within ten (10) Business Days of receipt of such Net Cash Proceeds, the Borrower shall repay the Obligations in accordance with this Section 2.8(c) without giving further effect to such reinvestment right; and

(ii) Not later than one (1) Business Day following the receipt of any Net Cash Proceeds from the Disposition of the JV Interests, such Credit Party shall, subject to the Intercreditor Agreement apply 100% of such Net Cash Proceeds to make repayments of the Obligations, if any are then outstanding, in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(c) with respect to any Disposition to the extent no Obligations are then outstanding on the date of receipt of such Net Cash Proceeds.

(d) Debt Issuance. Not later than one (1) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance (including the issuance of any Permitted Subordinated Debt) by any Credit Party, the Borrower shall make repayments of the Obligations, if any are then outstanding, in accordance with Sections 2.8(h) and (i) in an aggregate principal amount equal to 100% of such Net Cash Proceeds; provided that, so long as no Default or Event of Default shall have occurred and be continuing or arise therefrom, the Borrower shall have the option upon written notice stating its intention to the Administrative Agent and each Lender (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) within ten (10) Business Days of receipt of Net Cash Proceeds from any Debt Issuance, directly or through one or more Credit Party, to invest or commit to invest such Net Cash Proceeds in investments permitted pursuant to Section 6.7(g) or (k) within six (6) months of receipt thereof, provided that if any amount is so committed to be reinvested but is not reinvested within six (6) months of the date of receipt of such Net Cash Proceeds, the Borrower shall repay the Obligations in accordance with this Section 2.8(d) without giving further effect to such reinvestment right.

(e) JV Distributions. Not later than one (1) Business Day following the receipt of any cash Dividends or other distributions by any Credit Party in respect of any Credit Party’s ownership of the JV Interests, the Borrower shall make repayments of the Obligations, if any are then outstanding in accordance with Sections 2.8(h) and (i) in an aggregate principal amount equal to 100% of such cash Dividends or other distributions, provided, however, that (i) the Borrower shall only be required to make such repayment after a Credit Party has received aggregate cash Dividends or other distributions totaling in excess of $250,000 in respect of any Credit Party’s ownership of the JV Interests and (ii) no such repayment shall be required under this Section 2.8(e) to the extent that such Dividends or other distributions are intended to be used by Borrower or the applicable Credit Party to pay Taxes attributable to such JV Interests and Dividends and distributions received thereunder that are owed by the Borrower or the applicable Credit Party and such Dividends and distributions are in fact so used.

(f) Casualty Events. Not later than five (5) Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by any Credit Party, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to make repayments in accordance with Sections 2.8(h) and (i); provided that no such repayment shall be required under this Section 2.8(f) with respect to any Disposition of property which constitutes a Casualty Event resulting in no more than $100,000 in Net Cash Proceeds per Casualty Event and less than $500,000 in Net Cash Proceeds from Casualty Events in any fiscal year; provided, further:

(i) so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall, following the receipt of such Net Cash Proceeds, have delivered a certificate to the Administrative Agent and each Lender within ten (10) Business Days stating that such proceeds are expected to be used to purchase replacement assets or repair such assets and, in each case, to be used in connection with the purposes described in Section 5.9 or otherwise in compliance with the terms of this Agreement no later than 365 days following the date of receipt of the entire amount of such proceeds; provided that if the property subject to such Casualty Event constituted Collateral under the Security Instruments, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien granted pursuant to the Security Instruments in favor of the Administrative Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.8, 5.11, and 5.12; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 365-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.8(f).

(g) Equity Issuances. No later than five (5) Business Days following the date of receipt by the Borrower of any Net Equity Proceeds, the Borrower shall prepay the Obligations in an aggregate amount equal to 50% (the “Equity Percentage”) of such Net Equity Proceeds; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option upon written notice stating its intention to the Administrative Agent and each Lender (or by filing materials with the SEC stating Borrower’s intention and contemporaneously delivering such materials to the Administrative Agent and each Lender) within ten (10) Business Days of receipt of such Net Equity Proceeds, directly or through one or more Credit Party, to invest or commit to invest such Net Equity Proceeds (x) in investments permitted pursuant to Section 6.7(g) or (k) within six (6) months from the date of receipt of such Net Equity Proceeds; or (y) in long term productive assets of the general type used in the business of the Credit Parties, including through Acquisitions permitted hereunder, within one (1) year of receipt of such Net Equity Proceeds, provided that, in the case of investments described in clause (x) above, if any amount is so committed to be reinvested but is not so reinvested within six (6) months from the date of receipt of such Net Equity Proceeds, or in the case of investments described in clause (y) above, if any amount is so committed to be reinvested within such one-year period, but is not reinvested within such one-year period after the receipt of such Net Equity Proceeds, then, in each case, the Borrower shall use 50% of the unused portion of such Net Equity Proceeds to repay the Obligations in accordance with this Section 2.8(g) without giving further effect to such reinvestment right.

(h) Application of Repayments.

(i) Subject to the provisions of this Section 2.8(h), prior to any optional or mandatory prepayment hereunder, the Borrower shall specify the amount of such prepayment in the notice of such prepayment pursuant to Section 2.8(i).

(ii) Amounts to be applied pursuant to this Section 2.8 to the repayment of Loans shall be applied to the outstanding Loans, (i) first, towards payment of either the Applicable Premium or Repayment Premium which is due in connection with such repayment, (ii) second, towards payment of interest (including, but not limited to, any outstanding PIK Interest) and fees (other than the Applicable Premium or Repayment Premium) then due hereunder, and (iii) third, towards payment of principal then due hereunder, with all such amounts distributed ratably among the parties entitled thereto in accordance with the amounts of principal, interest and fees then due to such parties.

(i) Notice of Repayment. If the Borrower is required to make a repayment pursuant to Sections 2.8(c), (d), (e), (f) or (g), the Borrower shall notify the Administrative Agent by written notice of any repayment hereunder, not later than 11:00 a.m., New York City time, one (1) Business Day before the date of repayment. Each such notice shall specify the repayment date, the principal amount of the Loan to be repaid, the amount of accrued interest due in connection therewith and any Repayment Premium or Applicable Premium, if applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Such notice to the Lenders may be by electronic communication. Each repayment of any or all of the Loan shall be applied according to Section 2.8(h). Repayments shall be accompanied by accrued interest to the extent required by Section 2.6.

Section 2.9 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii) subject any recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender, or other recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, or other recipient, the Borrower will pay to such Lender or other recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.9 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.9 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.9 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall not begin earlier than the date of effectiveness of the Change in Law.

Section 2.10 Breakage Payments. In the event of the failure to borrow or prepay any Loan on the date specified in any notice delivered pursuant hereto then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (but excluding consequential damages and loss of anticipated profits), if any, attributable to such event. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within five (5) days after receipt thereof.

Section 2.11 Payments Generally; Pro Rata Treatment; Sharing of Set Off.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Sections 2.9, 2.10 or 2.12, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 520 Madison Avenue, 19th Floor, New York, New York 10022, Attn: Account Officer – Par Petroleum (or to such deposit account as directed by Administrative Agent), except that payments pursuant to Sections 2.9, 2.10, 2.12, 8.8 and 10.4 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in Dollars, except as expressly specified otherwise.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (subject to the priorities set forth in Section 7.6 in the case of proceeds received by the Administrative Agent in respect of any sale of, collection from or realization upon all or any part of the Collateral pursuant to the exercise by the Administrative Agent of its remedies) (i) first, towards payment of either the Applicable Premium or Repayment Premium which is due in connection with any repayment, (ii) second, towards payment of interest (including, but not limited to, any outstanding PIK Interest) and fees (other than the Applicable Premium or Repayment Premium) then due hereunder, and (iii) third, towards payment of principal then due hereunder, with all such amounts distributed ratably among the parties entitled thereto in accordance with the amounts of principal, interest and fees then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Credit Party or its Affiliates (as to which the provisions of this paragraph shall apply). Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation. If under applicable Debtor Relief Law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.11(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.11(c) to share in the benefits of the recovery of such secured claim.

(d) Unless the Administrative Agent shall have received notice in writing from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may in its sole discretion assume that the Borrower has made such payment on such date in accordance herewith and may in its sole discretion, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Requisite Lenders in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.11(c), 2.11(d) or 8.8, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.12 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made without setoff, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes; provided that if any Credit Party shall be required by law to deduct any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions or withholdings applicable to additional sums payable under this Section 2.12) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Credit Party shall make such deductions or withholdings and (iii) such Credit Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law and shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of Other Taxes paid by the Administrative Agent or such Lender, as the case may be and reasonable expenses arising therefrom or with respect thereto, whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12 and reasonable expenses arising therefrom or with respect thereto), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate accompanied by reasonable detail as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes and in any event within thirty (30) days of any such payment being due, by a Credit Party to a Governmental Authority, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent and the Requisite Lenders.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments under this Agreement to be made without withholding or at a reduced rate. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth in the following portion of this Section 2.12(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Foreign Lender, on or before the date it becomes a Foreign Lender, shall to the extent it is legally entitled to do so (i) furnish two copies (which shall be accurate and complete, and originally executed) of either (a) U.S. Internal Revenue Service Form W-8BEN (or successor form), (b) U.S. Internal Revenue Service Form W-8ECI (or successor form), certifying, in the case of (a) or (b), to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to payments hereunder, or (c), to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender, U.S. Internal Revenue Service Form W-8IMY (or any successor forms) accompanied by a Form W-8ECI, W-8BEN, W-9 or such other appropriate documentation from each beneficial owner, together with any information, if any, required to be transmitted with such form, and any other certificate or statement of exemption required under the Code or the regulations issued thereunder, to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party, and (ii) to the extent it may lawfully do so at such times, upon reasonable request by the Borrower or the Administrative Agent, provide a new Form W-8BEN (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) upon the expiration or obsolescence of any previously delivered form to confirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payments hereunder, or to establish that such party is not acting for its own account with respect to a portion of any such sums payable to such party; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code that is relying on the “portfolio interest exception” under Section 881(c) of the Code shall also furnish a “Non-Bank Certificate” in the form of Exhibit H if it is furnishing a Form W-8BEN. Each Foreign Lender that does not furnish Internal Revenue Service Form W-8ECI (or successor form) represents that, to its knowledge, any Fees paid hereunder are not attributable to services performed by such Lender in the United States.

(f) Any Administrative Agent or Lender that is not a Foreign Lender and is not an exempt recipient (as defined in Section 6049(b)(4) of the Code and the regulations issued thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the date it become a party hereto, and at such other times as may be necessary in the determination of the Borrower in its reasonable discretion, two U.S. Internal Revenue Service Forms W-9 (or any successor forms) properly completed and duly executed by such party.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or a Lender (or an assignee) determines in its reasonable discretion that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 2.12, it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 2.12 with respect to the Indemnified Taxes or the Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (or assignee) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Credit Party, upon the request of the Administrative Agent or such Lender (or assignee), agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender (or assignee) within a reasonable time (not to exceed twenty (20) days) after receipt of written notice that the Administrative Agent or such Lender (or assignee) is required to repay such refund to such Governmental Authority. Nothing contained in this Section 2.12(h) shall require the Administrative Agent or any Lender (or assignee) to make available its Tax Returns or any other information which it deems confidential to the Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party the payment of which would place such Person in a less favorable net after-tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been paid in the first instance.

(i) Each party’s obligations under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.13 Mitigation Obligations; Replacement of Lenders.

(a) Mitigation of Obligations. If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.9 or 2.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous in any material respect to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses in reasonable detail submitted by such Lender to the Administrative Agent shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.9, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.12, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.13(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all of its interests, rights and obligations under this Agreement to an Eligible Assignee selected by the Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.6, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (assuming for this purpose that the Loans of such Lender were being prepaid)from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (iii) such assignment does not conflict with applicable law; (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent, (v) in the case of any such assignment resulting from a claim for compensation under Section 2.9 or payments required to be made pursuant to Section 2.12, such assignment will result in a reduction in such compensation or payments and (vi) any such assignment shall be accompanied by an assignment of all of such Lender’s Warrants. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.14 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender.

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Requisite Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Sections 2.11(c) or 7.4 shall be applied at such time or times as the Requisite Lenders shall instruct the Administrative Agent

(or, in the case of payments to the Administrative Agent, as determined by the Administrative Agent) as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; (ii) second, to any other Lender which has made a Covering Advance to fund the Defaulting Lender’s share of any Advance which the Defaulting Lender has failed to fund; (iii) third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Requisite Lenders; (iv) fourth, if so determined by the Administrative Agent (acting on the instructions of the Requisite Lenders) and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; (v) fifth, to the payment of any amounts owing to the Lenders (other than the Defaulting Lender) as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (vi) sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans and funded. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.14(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee pursuant to this Agreement for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee to such Defaulting Lender that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Warrants. Except as provided in Section 2.14(c) below, if at any time a Lender becomes a Defaulting Lender on account of a failure to fund its Pro Rata Share of any Advances hereunder, then such Defaulting Lender shall forfeit a portion of the Warrants it received on the Closing Date as provided in Section 5.1 of the Warrant Issuance Agreement.

(b) Defaulting Lender Cure. If the Borrower (so long as no Default or Event of Default has occurred and is continuing) and the Requisite Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Requisite Lenders shall determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made for the benefit of the Defaulting Lender retroactively with respect to fees accrued or payments made by or on behalf of the Borrower or Warrants forfeited while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) In the event that a Lender becomes a Defaulting Lender because of its failure to fund an Advance hereunder, the Administrative Agent shall promptly provide each Non-Defaulting Lender with written notice of such failure. On or before the tenth (10th) Business Day (the “Substitute Funding Day”) after the Administrative Agent’s issuance of such written notice, any Non-Defaulting Lender may notify the Administrative Agent that it desires to fund the Defaulting Lender’s Pro Rata Share of such Advance. If one or more than one (1) Non-Defaulting Lender (each, a “Covering Lender”) elects in its sole discretion to fund the Defaulting Lender’s Pro Rata Share of such Advance, each such Covering Lender shall be permitted to fund a portion of such Advance (“Covered Advance”) based on the respective amounts of the Commitments of each such Covering Lender. Any such Covering Lender shall be required to fund its portion of the Advance which the Defaulting Lender has failed to fund within five (5) Business Days of such Substitute Funding Day. In such event, each Covering Lender who funds such advance shall be entitled to receive additional Warrants as provided in Section 5.2 of the Warrant Issuance Agreement. Notwithstanding anything contained herein to the contrary, pursuant to Section 2.15(a)(ii) hereof, until each Covering Lender has received the full amount of principal and interest due to it in respect to any outstanding Covering Advances, any amounts which would otherwise be paid to the Defaulting Lender hereunder shall instead be paid pro rata to the Covering Lenders in proportion to their outstanding Covering Advances.

Section 2.15 Usury Recapture.

(a) If, with respect to any Lender, the effective rate of interest contracted for under the Loan Documents, including the stated rates of interest and fees contracted for hereunder and any other amounts contracted for under the Loan Documents which are deemed to be interest, at any time exceeds the Maximum Rate, then the outstanding principal amount of the loans made by such Lender hereunder shall bear interest at a rate which would make the effective rate of interest for such Lender under the Loan Documents equal the Maximum Rate until the difference between the amounts which would have been due at the stated rates and the amounts which were due at the Maximum Rate (the “Lost Interest”) has been recaptured by such Lender.

(b) If, when the loans made hereunder are repaid in full, the Lost Interest has not been fully recaptured by such Lender pursuant to the preceding paragraph, then, to the extent permitted by law, for the loans made hereunder by such Lender the interest rates charged under Section 2.6 hereunder shall be retroactively increased such that the effective rate of interest under the Loan Documents was at the Maximum Rate since the effectiveness of this Agreement to the extent necessary to recapture the Lost Interest not recaptured pursuant to the preceding sentence and, to the extent allowed by law, Borrower shall pay to such Lender the amount of the Lost Interest remaining to be recaptured by such Lender.

(c) Notwithstanding the foregoing or any other term in this Agreement and the Loan Documents to the contrary, it is the intention of each Lender and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Maximum Rate, then any such excess shall be canceled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding principal amount of the loans made hereunder by such Lender or be refunded to Borrower.

Section 2.16 Allocation. The Loans and Warrants taken together, constitute an “investment unit” for purposes of Section 1273(c)(2) of the Code. In accordance with Sections 1273(c)(2)(A) and 1273(b)(2) of the Code, the issue price of the investment unit is the amount of the Loans, with $2,200,000 thereof representing the fair market value of the Warrants. The Borrower and each Lender agree to use the foregoing purchase price allocation for income tax purposes (unless otherwise required by a final determination by the Internal Revenue Service or a court of competent jurisdiction) and for all other purposes (including, without limitation, for financial reporting purposes) and shall not take any position inconsistent with the allocation contained in this Section 2.16 on any tax return or for any other tax purpose.

ARTICLE III.

CONDITIONS

Section 3.1 Conditions to the Making of the First Advance. The obligation of each Lender to fund its Pro Rata Share of the First Advance shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 3.1 unless any such condition is waived, in writing by each Lender:

(a) Documentation. Administrative Agent shall have received the following duly executed by all the parties thereto, in form and substance satisfactory to the Administrative Agent and each Lender, and, where applicable, in sufficient copies for the Administrative Agent and each Lender:

(i) this Agreement, any Note if requested by a Lender pursuant to Section 2.4(e) payable to such Lender in the amount of its Commitment, the Pledge and Security Agreement, the Pledge Agreement, Mortgages on such of the Credit Party’s Properties as are listed on Exhibit C, and each of the other Loan Documents, and all attached exhibits and schedules hereto and thereto;

(ii) a favorable opinion of Credit Parties’ counsel dated as of the date of this Agreement covering the matters as Administrative Agent and Lenders may reasonably request;

(iii) certificates of a Responsible Officer of each Credit Party as of the date of this Agreement (A) attesting to the resolutions of the Board of Directors of such Credit Party approving the execution, delivery and performance of the Loan Documents to which such Credit Party is a party, (B) certifying and attaching the Organizational Documents of such Credit Party (C) certifying to and attaching all other documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement, any Note, and the other Loan Documents and (D) certifying the names and true signatures of the officers of such Credit Party authorized to sign this Agreement, any Notes and the other Loan Documents to which such Credit Party is a party;

(iv) Reserved.

(v) appropriate UCC-1 and UCC-3, as applicable, financing statements covering the Collateral for filing with the appropriate authorities and any other documents, agreements or instruments necessary to create an Acceptable Security Interest in such Collateral (other than the Excluded Collateral);

(vi) certificates of good standing for each Credit Party in each state in which such Credit Party is organized or qualified to do business, which certificate shall be dated as of a date not less than 15 days prior to the Closing Date and acceptable to the Requisite Lenders;

(vii) a certificate dated as of the date of this Agreement from the Responsible Officer of the Borrower stating that (A) all representations and warranties of each Credit Party set forth in this Agreement are true and correct as of such date (except in the case of representations and warranties that are made solely as of an earlier date or time, which representations and warranties shall be true and correct as of such earlier date or time); (B) no Default has occurred and is continuing; and (C) the conditions in this Section 3.1 and Section 3.2 have been met;

(viii) such other documents, governmental certificates, agreements and lien searches as the Administrative Agent or the Requisite Lenders may reasonably request;

(ix) Each Lender shall otherwise be satisfied, in their sole discretion, with the capital structure of the Credit Parties, their Affiliates and the JV Company immediately following the Closing Date;

(x) Administrative Agent shall have received executed copies of the JV Credit Agreement and any other JV Company Credit Facility Documents requested by the Requisite Lenders, all in form and substance satisfactory to each Lender in its sole discretion; and

(xi) Administrative Agent shall have received final execution copies of all the JV Company’s Organizational Documents.

(b) Payment of Fees. On the date of this Agreement, Borrower shall have paid the fees required by the Administrative Agent Fee Letter, the Lenders Fee Letter and all costs and expenses that have been invoiced and are payable pursuant to Section 10.4.

(c) Reserved.

(d) Confirmation Order and Bankruptcy Matters. (A) Administrative Agent shall have received a copy of the Confirmation Order, in form and substance satisfactory to the Lenders in their sole discretion, and the Confirmation Order shall have become a Final Order on or before August 31, 2012 and the Plan Effective Date has occurred with all conditions to said Plan Effective Date as set forth in the Plan of Reorganization or the Plan Disclosure Statement on the date filed with the Bankruptcy Court (except as otherwise agreed by Administrative Agent and Requisite Lenders in their sole discretion and for the making of the Loans contemplated to be made under this Agreement on the Closing Date) having been timely satisfied (other than entering into this Agreement and the other Loan Documents) pursuant to the terms of such Plan of Reorganization and Plan Disclosure Statement on or before August 31, 2012; provided, however, that the Borrower, with the prior written consent of the Requisite Lenders, in their sole discretion, may elect to consummate the Plan of Reorganization prior to the Confirmation Order becoming a Final Order so long as such Confirmation Order shall be in full force and effect and shall not have been rescinded, reserved or stayed since its entry by the Bankruptcy Court; (B) Administrative Agent shall have received a certified copy of the docket of the Bankruptcy Court or a certification from Borrower’s counsel or other evidence in the Lenders sole discretion evidencing no appeal of the Confirmation Order and (C) Administrative Agent shall have received a certified copy of the Plan of Reorganization certified by the Bankruptcy Court.

(e) Reorganization Expenses. Administrative Agent shall have received a detailed sources and uses of proceeds or other evidence, in form and substance satisfactory to each Lender, that the Borrower and Debtors have paid or satisfied, or have made arrangements reasonably satisfactory to each Lender to pay or satisfy, all administrative and priority claims and expenses pursuant to the Plan or Reorganization, upon terms and conditions previously approved by, or otherwise reasonably acceptable to each Lender;

(f) Authorization from Confirmation Order. The Confirmation Order shall authorize the Debtors to enter into this Agreement and the other Loan Documents.

(g) Receipt of JV Proceeds. Borrower shall have received at least $70,000,000.00 in net cash proceeds and at least 33.34% of the membership interests in the JV Company (the “Piceance JV Proceeds”) in consideration of Borrower’s contributions of certain assets as described in the Plan of Reorganization to the JV Company.

(h) Intercreditor Agreement. Execution and delivery of the Intercreditor Agreement by the JV Company Credit Facility Agent, the Administrative Agent and the Borrower, duly executed by all the parties thereto, in form and substance acceptable to the Lenders.

(i) Warrants. Execution and delivery of the Warrant Issuance Agreement, duly executed by all the parties thereto, in form and substance satisfactory to the Lenders and execution and delivery of the Warrants, duly executed by all the parties thereto, as required by the Warrant Issuance Agreement.

(j) Reserved.

(k) Reserved.

(l) Security Instruments. Administrative Agent shall have received all appropriate evidence required by Administrative Agent and Lenders in their sole discretion necessary to determine that Administrative Agent (for its benefit and the benefit of the Secured Parties) shall have an Acceptable Security Interest in the Collateral other than Excluded Collateral and that all actions or filings necessary to protect, preserve and validly perfect such Liens have been made, taken or obtained, as the case may be, and are in full force and effect.

(m) No Default. No event or conditions exists that would constitute a Default or Event of Default.

(n) Representations and Warranties. The representations and warranties contained in Article IV and in each other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects).

(o) Material Adverse Change. No event or circumstance that could cause a Material Adverse Change shall have occurred since the entry of the Confirmation Order.

(p) No Proceeding or Litigation, No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of Requisite Lenders, could reasonably be expected to result in a Material Adverse Change (other than the developments under the litigation proceedings set forth on Schedule 4.7 which have been disclosed to Administrative Agent and the Lenders prior to the Closing Date).

(q) Consents, Licenses, Approvals, etc. Administrative Agent shall have received true copies (certified to be such by the applicable Credit Party or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement, and the other Loan Documents. In addition, each Credit Party shall have all such material consents, licenses and approvals required in connection with the continued operation of such Credit Party, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose material and adverse conditions on this Agreement and the actions contemplated hereby.

(r) Repayment of Other Debt. Prior to, or concurrently with, the making of the First Advance hereunder, all outstanding obligations owing under the DIP Agreement shall have been paid in full and any other Debt required to be paid on the Closing Date pursuant to the terms and conditions of the Plan of Reorganization or Confirmation Order shall have been paid in full.

(s) USA PATRIOT Act. Each Credit Party shall have delivered to the Administrative Agent and each Lender that is subject to the PATRIOT Act such information requested by the Administrative Agent and such Lender in order to comply with the PATRIOT Act.

(t) Deposit Accounts. As of the Closing Date, arrangements satisfactory to the Requisite Lenders shall have been made for each Credit Party to maintain their Deposit Accounts with an Acceptable Bank pursuant to Section 6.22.

Section 3.2 Conditions to All Credit Extensions. The obligation of each Lender to fund its Pro Rata Share of any of the Advances shall be subject to the prior or concurrent satisfaction of, each of the conditions precedent set forth below (other than, with respect to the First Advance only, Section 3.2(f)) unless any such condition is waived, in writing by each Lender.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.1.

(b) No Default. The Borrower and each other Credit Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Loan and the application of the proceeds thereof, no Default shall have occurred and be continuing on such date.

(c) Representations and Warranties. Each of the representations and warranties made by any Credit Party set forth in Article IV hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) on and as of the date on which the Loan is made (after giving effect thereto) with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it and no approvals from any Governmental Authority or third party approvals are necessary in connection with the making of the Advances.

(e) Commitment. After giving effect to such Loan, the aggregate then outstanding principal amount of the Loans then outstanding shall not exceed the Total Commitment at such time.

(f) Insurance Certificates. With respect to any Advance other than the First Advance, the Credit Parties shall have complied with the requirements of Section 5.8(iii).

Each of the delivery of a Borrowing Request and the acceptance by the Borrower of the proceeds of the corresponding Loan shall constitute a representation and warranty by the Borrower and each other Credit Party that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the conditions contained in this Section 3.2 have been satisfied. The Borrower shall provide such information as the Administrative Agent or any Lender may reasonably request to confirm that the conditions in this Section 3.2 have been satisfied.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Each Credit Party represents and warrants to the Administrative Agent and each of the Lenders as follows:

Section 4.1 Existence. Each Credit Party is an entity of the type identified on Schedule 4.21, duly organized, validly existing and in good standing under the laws of its state of organization identified on Schedule 4.21. Each Credit Party is in good standing and qualified to do business in each other jurisdiction where its ownership or lease of Property or conduct of its business requires such qualification, except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Change. As of the date hereof, no Credit Party has any Subsidiaries other than those identified in Schedule 4.21.

Section 4.2 Power. The execution, delivery, and performance by each Credit Party of this Agreement, any Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, thereby and the Plan of Reorganization (a) are within such Credit Party’s governing powers, (b) have been duly authorized by all necessary governing action, (c) do not contravene (i) such Credit Party’s Organizational Documents or (ii) any law or any contractual restriction binding on or affecting such Credit Party, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. Each Credit Party has all requisite power and authority to carry on its business as now conducted and proposed to be conducted and to own and leases its Property. On the Closing Date, there is no existing default under any of the Credit Parties’ Organizational Documents or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

Section 4.3 Authorization and Approvals. No consent, order, authorization, or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery, and performance by any Credit Party of this Agreement, any Notes, or the other Loan Documents to which such Credit Party is a party or the consummation of the transactions contemplated thereby and by the Plan of Reorganization, except for (a) the filing of UCC-1 financing statements and Mortgages in the state and county filing offices and (b) those consents and approvals that have been obtained or made on or prior to the date hereof and that are in full force and effect. The execution, delivery, and performance by each Credit Party of this Agreement, any Notes, and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, thereby and the Plan of Reorganization will not violate or result in a default or require any consent or approval under any indenture, agreement, Organizational Document or other instrument biding upon the applicable Credit Party or its Property, or give rise to a right thereunder to require any payment to be made by such Credit Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Change.

Section 4.4 Enforceable Obligations. This Agreement, any Notes, and the other Loan Documents to which any Credit Party is a party have been duly executed and delivered by such Credit Party. Each Loan Document is the legal, valid, and binding obligation of each Credit Party which is a party to it enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer, or similar law affecting creditors’ rights generally and by general principles of equity.

Section 4.5 Financial Reporting.

(a) All financial statements of any Credit Party or Subsidiary delivered to Administrative Agent or any Lender by or on behalf of any Credit Party or Subsidiary in connection with or pursuant to this Agreement or any other Loan Document including any pro forma balance sheets of the Credit Parties and/or the JV Company delivered on the Closing Date have been prepared in accordance with GAAP and fairly present in all material respects the financial positions and results of operations of the applicable Credit Party or Subsidiary covered thereby as of the dates and for the periods indicated therein. All projections delivered from time to time to Administrative Agent or Lenders have been prepared on the basis of assumptions that the Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions (it being understood that actual results may differ materially from those set forth in such projections).

(b) Since entry of the Confirmation Order, no event or circumstance that could reasonably be expected to cause a Material Adverse Change has occurred.

(c) Set forth on Schedule 4.5 is a true and complete list of all Debt of each Credit Party and its Subsidiaries and the JV Company outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date. Such schedule accurately reflects the aggregate principal amount of such Debt and the principal terms thereof and whether (and to what extent) such Debt is secured.

(d) As of the Closing Date, Borrower has delivered to the Administrative Agent and each Lender a detailed sources and uses of proceeds or other evidence, in form and substance satisfactory to Administrative Agent and Lenders, that the Borrower and Debtors have paid or satisfied, or have made arrangements reasonably satisfactory to the Lenders to pay or satisfy, all administrative and priority claims and expenses pursuant to the Plan or Reorganization, upon terms and conditions previously approved by, or otherwise reasonably acceptable to the Lenders;

Section 4.6 True and Complete Disclosure. All factual information (excluding estimates, projections and proforma financial information) heretofore or contemporaneously furnished by or on behalf of any Credit Party in writing to any Lender or Administrative Agent for purposes of or in connection with this Agreement, any other Loan Document or any transaction contemplated hereby or thereby is, and all other such factual information hereafter furnished by or on behalf of any Credit Party in writing to Administrative Agent or any of the Lenders was or shall be, true and accurate in all material respects on the date as of which such information was or is dated or certified and did not or does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading at such time. All projections, estimates, and pro forma financial information furnished by any Credit Party were prepared on the basis of assumptions, data, information, tests, or conditions believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7 Litigation; Compliance with Laws.

(a) There is no pending or, to the knowledge of any Credit Party, threatened action or proceeding affecting any Credit Party or the JV Company before any court, Governmental Authority or arbitrator which could reasonably be expected to cause a Material Adverse Change other than as set forth in Schedule 4.7 or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document. As of the Closing Date, there is no pending or, to the knowledge of any Credit Party, threatened action or proceeding instituted against any Credit Party, the JV Company or any of their Subsidiaries which seeks to adjudicate any Credit Party, the JV Company or any of their Subsidiaries as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

(b) Each Credit Party has complied in all material respects with all material statutes, rules, regulations, orders and restrictions of any Governmental Authority having jurisdiction over the conduct of its respective businesses or the ownership of its respective Property.

Section 4.8 Use of Proceeds; Federal Reserve Regulations.

(a) The proceeds of the Loans will be used by Borrower for the purposes described in Section 5.9.

(b) No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U).

(c) No proceeds of any Loan will be used, whether directly or indirectly and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with Regulation T, U or X or any other provisions of the regulations of the Federal Reserve Board. No pledge of any Collateral by any Credit Party pursuant to the Security Instruments will violate such regulations.

Section 4.9 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.10 Taxes.

(a) Reports and Payments. All Returns (as defined below in clause (c) of this Section) required to be filed by or on behalf of any Credit Party or any member of the Controlled Group (hereafter collectively called the “Tax Group”) have been duly filed on a timely basis or appropriate extensions have been obtained and such Returns are and will be true, complete and correct, except where the failure to so file would not be reasonably expected to cause a Material Adverse Change; and all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto will have been paid in full on a timely basis, and no other Taxes will be payable by the Tax Group with respect to items or periods covered by such Returns, except in each case to the extent of (i) reserves reflected in the Financial Statements, or (ii) Taxes that are being contested in good faith. The reserves for accrued Taxes reflected in the financial statements delivered to Lenders under this Agreement are adequate in the aggregate for the payment of all unpaid Taxes, whether or not disputed, for the period ended as of the date thereof and for any period prior thereto, and for which the Tax Group may be liable in its own right, as withholding agent or as a transferee of the assets of, or successor to, any Person.

(b) Taxes Definition. “Taxes” shall mean all taxes, charges, fees, levies, or other assessments imposed by any federal, state, local, or foreign taxing authority, including without limitation, income, gross receipts, excise, real or personal property, sales, occupation, use, service, leasing, environmental, value added, transfer, payroll, and franchise taxes (and including any interest, penalties, or additions to tax attributable to or imposed on with respect to any such assessment).

(c) Returns Definition. “Returns” shall mean any federal, state, local, or foreign report, declaration of estimated Tax, information statement or return relating to, or required to be filed in connection with, any Taxes, including any information return or report with respect to backup withholding or other payments of third parties.

Section 4.11 Pension Plans. No Credit Party nor any member of the Controlled Group is a party to, or has incurred any obligation or liability under, any Plan or Multiemployer Plan.

Section 4.12 Condition of Property; Casualties.

(a) Each Credit Party has good and indefeasible title to, or valid leasehold interest in, all of its Oil and Gas Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens. Each Credit Party has good title to, or valid leasehold interest in, all of its other material Properties, free and clear of all Liens except for Permitted Liens. The material Properties used or to be used in the continuing operations of each Credit Party are in good repair, working order and condition, normal wear and tear excepted. Since entry of the Confirmation Order, neither the business nor the material Properties of the Credit Parties, taken as a whole, has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, Permits, or concessions by a Governmental Authority, riot, activities of armed forces, or acts of God or of any public enemy.

(b) Schedule 4.12(b) contains a true and complete list of each interest in (A) Real Property (i) owned by each Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and (ii) leased or subleased by any Credit Party, as lessee or sublessee as of the Closing Date and describes the type of interest therein held by such Credit Party and (B) to the extent not described in the Plan of Reorganization and related disclosure statement any material Property (i) owned by any Credit Party as of the Closing Date and describes the type of interest therein held by such Credit Party and (ii) leased or subleased by any Credit Party, as lessee or sublessee as of the Closing Date and describes the type of interest therein held by such Credit Party.

(c) As of the Closing Date, no Credit Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event currently affecting all or any portion of its Property.

(d) Each Credit Party owns or has rights to use all of the Collateral and all rights with respect to any of the foregoing used in, necessary for or material to each Credit Party’s business as currently conducted. The use by each Credit Party of such Collateral and all such rights with respect to the foregoing does not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. No claim has been made and remains outstanding that any Credit Party’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(e) The Equipment of each Credit Party is in good repair, working order and condition, reasonable wear and tear excepted.

Section 4.13 No Burdensome Restrictions; No Defaults.

(a) Other than those identified on Schedule 4.13(a), no Credit Party is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation that could reasonably be expected to cause a Material Adverse Change. No Credit Party is in default in any material respect under or with respect to any contract, agreement, lease, or other instrument to which such Credit Party is a party except as disclosed under the Plan of Reorganization and related disclosure statement. No Credit Party has received any notice of default under any material contract, agreement, lease, or other instrument to which such Credit Party is a party a copy of which has not been delivered to the Administrative Agent.

(b) No Default has occurred and is continuing.

Section 4.14 Environmental Condition.

(a) Permits, Etc. Each Credit Party, each Subsidiary of any Credit Party and the JV Company (i) has obtained all Environmental Permits necessary for the ownership and operation of its respective Properties and the conduct of its respective businesses; (ii) has at all times been and is in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) has not received notice of any material violation or alleged violation of any Environmental Law or Permit; and (iv) is not subject to any actual, pending or to any Credit Party’s knowledge, threatened Environmental Claim, that could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. To each Credit Party’s knowledge, none of the present or previously owned or operated Property of any Credit Party or of any of its current or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, or its state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned, leased or operated by any Credit Party or any of its Subsidiaries or the JV Company, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third party site any condition that has resulted in or could reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any Credit Party or any of its Subsidiaries or the JV Company on any of their presently or formerly owned, leased or operated Property and (ii) there are no facts, circumstances, conditions or occurrences with respect to any Property owned, leased or operated by any Credit Party or any of its Subsidiaries or the JV Company that could reasonably be expected to form the basis of an Environmental Claim under Environmental Laws that could reasonably be expected to result in a Material Adverse Change.

Section 4.15 Permits, Licenses, Etc.; Intellectual Property.

(a) Each Credit Party, each Subsidiary of a Credit Party and the JV Company possess all authorizations, Permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, copyrights and other Intellectual Property which are material to the conduct of its business. Each Credit Party, each Subsidiary of a Credit Party and the JV Company manages and operates its business in all material respects in accordance with all applicable Legal Requirements and prudent industry practices.

(b) No written claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Credit Party know of any valid basis for any such claim. The use of such Intellectual Property by any Credit Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(c) Except pursuant to licenses and other user agreements entered into by any Credit Party in the ordinary course of business, on and as of the Closing Date (i) each Credit Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any copyright, patent or trademark (as such terms are defined in the Pledge and Security Agreement) that is necessary to the conduct of its business as currently conducted and (ii) all of the Credit Parties’ copyright registrations, patent registrations and trademark registrations are valid and in full force and effect.

(d) No Violations or Proceedings. To each Credit Party’s knowledge, on and as of the Closing Date, there is no material violation by others of any right of such Credit Party with respect to any copyright, patent or trademark, respectively, pledged by it under the name of such Credit Party except as may be set forth on Schedule 4.15(d).

Section 4.16 Gas Contracts. No Credit Party, as of the date hereof, (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a “take-or-pay” or “prepayment” provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of Credit Parties’ Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery or (b) except as has been disclosed in writing to the Administrative Agent, has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under Legal Requirements.

Section 4.17 Liens; Titles, Leases, Etc. None of the Property of any Credit Party is subject to any Lien other than Permitted Liens. On the date of this Agreement, all governmental actions and all other filings, recordings, registrations, third party consents and other actions which are necessary to create and perfect the Liens provided for in the Security Instruments will have been made, obtained and taken in all relevant jurisdictions. Other than as set forth on Schedule 4.17 or as described in the Plan of Reorganization and related disclosure statement and to the extent such could not reasonably be expected to cause a Material Adverse Change, all leases and agreements for the conduct of business of each Credit Party are valid and subsisting, in full force and effect and there exists no default or event of default or circumstance which with the giving of notice or lapse of time or both would give rise to a default by any Credit Party, or to any Credit Party’s knowledge, by any of the other parties thereto, under any such leases or agreements. No Credit Party is a party to any agreement or arrangement (other than this Agreement, the Security Instruments and the JV Credit Agreement), or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to secure the Obligations against its respective Properties.

Section 4.18 Solvency. After giving effect to (a) the Loans, (b) the consummation of the transactions contemplated by this Agreement and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties and their Subsidiaries, taken as a whole, are Solvent.

Section 4.19 Hedging Agreements. Schedule 4.19 sets forth, as of the date hereof, a true and complete list of all Hydrocarbon Hedge Agreements and Hedge Contracts of each Credit party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

Section 4.20 Material Agreements. Schedule 4.20 sets forth a complete and correct list as of the Closing Date and after giving effect to the transactions contemplated to occur on such date pursuant to the Plan of Reorganization, of all material agreements, leases, indentures, purchase agreements, obligations in respect of letters of credit, guarantees, joint venture agreements, and other instruments in effect or to be in effect as of the date hereof (other than the agreements set forth in Schedule 4.19) providing for, evidencing, securing or otherwise relating to any Debt of any Credit Party, and all obligations of any Credit Party to issuers of surety or appeal bonds issued for account of such Credit Party, and such list correctly sets forth the names of the debtor or lessee and creditor or lessor with respect to the Debt or lease obligations outstanding or to be outstanding and the Property subject to any Lien securing such Debt or lease obligation.

Section 4.21 Equity Interests; Subsidiaries.

(a) Schedule 4.21 sets forth a list of (i) all the Subsidiaries of Borrower or any other Credit Party and their jurisdiction of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date. All Equity Interests of each Credit Party are duly and validly issued and are fully paid and non-assessable. The Borrower is the record and beneficial owner of, and has good and marketable title to, 33.34% of the membership interests in the JV Company, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Instruments and Permitted Liens. The JV Company has consented to the pledge of such membership interests and no consent of any other Person including any Governmental Authority, any general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or second priority status of the security interest of the Administrative Agent in such membership interests or the exercise of the voting or other rights provided for in the Security Instruments or the exercise of remedies in respect thereto.

(b) An accurate organization chart, showing the ownership structure of the Borrower, the Credit Parties and each of their Subsidiaries on the Closing Date, and after giving effect to the transactions contemplated by the Plan of Reorganization and Confirmation Order, is set forth on Schedule 4.21.

Section 4.22 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Credit Party pending or, to the knowledge of any Credit Party, threatened. The hours worked by and payments made to employees of any Credit Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Change. All payments due from any Credit Party, or for which any claim may be made against any Credit Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. The consummation of the transactions contemplated by this Agreement and the Plan of Reorganization will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Credit Party is bound where such termination or right of renegotiation could reasonably be expected to result in a Material Adverse Change.

Section 4.23 Insurance. Schedule 4.23 sets forth a true, complete and correct summary description of all insurance maintained by each Credit party as of the Closing Date. All insurance maintained by the Credit Parties is in full force and effect, all premiums have been duly paid and no Credit Party has received notice of violation or cancellation thereof, except in such case, where the failure to do so could not reasonably be expected to be a Material Adverse Change. Each Credit Party carries insurance required under Section 5.2.

Section 4.24 Foreign Assets Control Regulations. No Credit Party is, or will be after the consummation of the transactions contemplated by this Agreement and the Plan of Reorganization and the application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation in any material respect of, any United States Federal statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof or the ownership or operation of any property.

Section 4.25 Anti-Terrorism Law.

(a) No Credit Party and, to the knowledge of the Credit Parties, none of its Affiliates is in violation of any Anti-Terrorism Laws.

(b) No Credit Party and to the knowledge of the Credit Parties, no Affiliates or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Orders;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Orders; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party and, to the knowledge of the Credit Parties, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Orders, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE V.

AFFIRMATIVE COVENANTS

So long as any of the Obligations remain outstanding, each Credit Party agrees, unless the Requisite Lenders shall otherwise consent in writing, to comply with the following covenants.

Section 5.1 Reserved.

Section 5.2 Maintenance of Insurance.

(a) Each Credit Party shall keep its insurable Property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to any Property subject to a

Mortgage and other properties material to the business of the Credit Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Legal Requirement and (vi) such other insurance against risks as the Requisite Lenders may from time to time require (acting reasonably) (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Requisite Lenders); provided that if and so long as an Event of Default has occurred and is continuing with respect to physical hazard insurance, neither the Requisite Lenders nor the applicable Credit Party shall agree to the adjustment of any claim thereunder in excess of $1,000,000 without the consent of the other (such consent not to be unreasonably withheld or delayed).

(b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (except with respect to cancellation as a result of a payment default, such cancellation shall not be effective until at least ten (10) days after receipt by Administrative Agent of written notice thereof) and if an endorsement providing such notice is commercially impracticable by any Credit Party’s carrier, such Credit Party will use its commercially reasonable efforts to provide thirty (30) days or ten (10) days, as applicable, notice to the Administrative Agent prior to the cancellation, material reduction in amount or material change in coverage, (ii) name the Administrative Agent as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable and (iii) be reasonably satisfactory in all other respects to the Administrative Agent (acting on the instructions of the Requisite Lenders).

(c) Each Credit Party shall notify the Administrative Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.2 is taken out by any Credit Party; and as soon as practicable deliver to the Administrative Agent a duplicate original copy of such policy or policies.

(d) With respect to Property subject to a Mortgage, each Credit Party shall obtain flood insurance in such total amount as the Administrative Agent or the Requisite Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Property subject to a Mortgage is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(e) Each Credit Party shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

(f) No Credit Party shall knowingly take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under any Mortgage of any Credit Party or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Property subject to a Mortgage, and each Credit Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the premises; provided, however, that such Credit Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.2 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.2.

Section 5.3 Preservation of Corporate Existence, Etc.

(a) Each Credit Party shall preserve and maintain its corporate existence, rights, franchises, and privileges in the jurisdiction of its formation and qualify and remain qualified as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises could reasonably be expected to cause a Material Adverse Change.

(b) Each Credit Party shall (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks, trade names and other Intellectual Property material to the conduct of its business; (ii) comply with all applicable Legal Requirements (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except in each cases where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; (iii) pay and perform its obligations under all Loan Documents and the JV Company Credit Facility Documents to which it is a party; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business subject to condemnation and casualty events) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except in all cases specified in this subclause (iv) where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 5.3(b) shall prevent (i) Dispositions of property in accordance with Section 6.4; (ii) the withdrawal by any Credit Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change; or (iii) the abandonment by any Credit Party of any property (including, without limitation, leasehold interests in real property), rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Credit Party reasonably determines are not useful to its business or no longer commercially desirable.

(c) Except as expressly permitted herein, each Credit Party shall (a) perform and observe all material terms and provisions of each contract, instrument, agreement or other document, in each case, to the extent such contract, instrument, agreement or other document relates to Property, revenues or obligations of such Credit Party with value in excess of $1,000,000, to be performed or observed by it, (b) maintain each such contract, instrument, agreement or other document in full force and effect, and (c) enforce each such contract, instrument, agreement or other document in accordance with its terms.

Section 5.4 Payment of Taxes, Etc.

(a) Each Credit Party shall pay and discharge before the same shall become delinquent, (i) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (ii) all lawful claims that are material in amount which, if unpaid, might by law become a Lien (other than Permitted Liens) upon its Property; provided, however, that no Credit Party shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

(b) Each Credit Party shall timely and correctly file all Tax Returns required to be filed by it, except where the failure to do so would not reasonably be expected to result in a Material Adverse Change.

(c) The Borrower does not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Borrower determines that the Loans are required to be so treated, it will promptly notify the Administrative Agent thereof.

Section 5.5 Maintenance of Records; Visitation Rights. Each Credit Party shall keep proper books of record and account (i) in which full, true and correct entries are made in conformity with all Legal Requirements and (ii) in form permitting financial statements conforming with GAAP to be derived therefrom. Borrower or any Credit Party will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and, subject to the rights of tenants, the property of Borrower, any Credit Party or any of their Subsidiaries upon reasonable prior notice during regular business hours and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of Borrower, any Credit Party or any of their Subsidiaries with and be advised as to the same by the officers and employees thereof and the independent accountants therefor, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any Lender may request; provided, that unless a Default or an Event of Default is continuing, the Credit Parties shall not be required to pay the expenses of more than one such visit per calendar year. The Borrower shall be permitted to reasonably coordinate the visits and inspections of individual Lenders to minimize inconvenience.

Section 5.6 Reporting Requirements. Borrower shall furnish to Administrative Agent and each Lender:

(a) Annual Financials. As soon as available and in any event not later than 120 days after the end of each fiscal year of Borrower and its consolidated Subsidiaries (or, if Borrower becomes an SEC reporting company, such shorter time as required to be filed with the SEC), commencing with the fiscal year ending December 31, 2012, (i) a copy of the annual audit report for such year for Borrower and its consolidated Subsidiaries, including therein Borrower’s and its consolidated Subsidiaries’ balance sheets as of the end of such fiscal year and Borrower’s and its consolidated Subsidiaries’ statements of income, cash flows, and retained earnings, in each case certified by PKF LLP, Ehrhardt Keefe Steiner & Hottman PC, or other independent certified public accountants of national standing reasonably acceptable to the Requisite Lenders and shall not be subject to any “going concern” or like qualification or exception and including any management letters delivered by such accountants to Borrower in connection with such audit, (ii) any management letters delivered by such accountants to Borrower, and (iii) a Responsible Officer’s Certificate executed by a Responsible Officer of the Borrower in the form of Exhibit B.

(b) Quarterly Financials. As soon as available and in any event not later than forty five (45) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower and its consolidated Subsidiaries (or, if Borrower becomes an SEC reporting company, such shorter time as required to be filed with the SEC), (i) commencing with the fiscal quarter ending September 30, 2012, the unaudited balance sheet and the statements of income, cash flows, and retained earnings of each such Person for the period commencing at the end of the previous year and ending with the end of such fiscal quarter, all in reasonable detail and duly certified with respect to such consolidated statements (subject to year-end audit adjustments) by a Responsible Officer of Borrower as having been prepared in accordance with GAAP, (ii) a consolidating balance sheet and statement of operations of Borrower together with the Credit Parties, and (iii) a Responsible Officer’s Certificate executed by a Responsible Officer of the Borrower in the form of Exhibit B.

(c) Defaults. As soon as possible and in any event within three (3) Business Days after the date on which any Responsible Officer of any Credit Party obtains knowledge of (i) the occurrence of any Default, (ii) the occurrence of a default under any instrument or document evidencing Debt of any Credit Party, which obligation underlying such Debt exceeds a total potential obligation to such Credit Party of $500,000 in the aggregate, or (iii) the occurrence of a default or event of default under the JV Company Credit Facility Documents, in each case which is continuing on the date of such statement, a statement of a Responsible Officer of such Credit Party setting forth the details of such Default, event of default or default, as applicable, and the actions which Borrower and the applicable Credit Party has taken and proposes to take with respect thereto;

(d) Termination Events. As soon as possible and in any event (i) within thirty (30) days after Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within ten (10) days after Borrower or any of its Affiliates knows or has reason to know that any other Termination Event with respect to any Plan has occurred, a statement of a Responsible Officer of Borrower or such member describing such Termination Event and the action, if any, which Borrower or such Affiliate proposes to take with respect thereto;

(e) Termination of Plans. Promptly and in any event within two (2) Business Days after receipt thereof by Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(f) Other ERISA Notices. Promptly and in any event within five (5) Business Days after receipt thereof by Borrower or any member of the Controlled Group from a Multiemployer Plan, a copy of each notice received by Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability in an amount exceeding $1,000,000 pursuant to Section 4202 of ERISA;

(g) Environmental Notices. Promptly upon the receipt thereof by any Credit Party, a copy of any form of request, notice, summons or citation received from the United States Environmental Protection Agency, or any other Governmental Authority, concerning (i) violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and could cause a Material Adverse Change, (ii) any action or omission on the part of any Credit Party or any of its current or former Subsidiaries, or the JV Company in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability therefor that could cause a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) the filing of a Lien upon, against or in connection with any Credit Party or its current or former Subsidiaries or the JV Company, or any of their leased or owned Property, wherever located;

(h) Other Governmental Notices. Promptly and in any event within five (5) Business Days after receipt thereof by any Credit Party, a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit or agreement with any Governmental Authority;

(i) Material Changes. Prompt written notice of any condition or event of which any Credit Party has knowledge, which condition or event (i) has resulted or could reasonably be expected to result in a Material Adverse Change or (ii) has resulted in a breach of or noncompliance with any material term, condition, or covenant of any material contract to which any Credit Party is a party or by which they or their Properties is bound (including, without limitation, a breach of or noncompliance with the JV Company Credit Facility Documents);

(j) Disputes, Etc. Prompt written notice of (i) any claims, legal or arbitration proceedings, suits, actions, audits, investigations or proceedings before any Governmental Authority, or disputes pending, or to the knowledge of any Credit Party threatened, or affecting any Credit Party, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which any Credit Party has knowledge resulting in or reasonably considered to be likely to result in a strike against any Credit Party that could reasonably be expected to cause a Material Adverse Change and (ii) with the exception of any claim listed on Schedule 4.7, any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of any Credit Party if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $1,500,000;

(k) Other Accounting Reports. Promptly upon receipt thereof, a copy of each other report or letter submitted to any Credit Party by its independent accountants in connection with any annual, interim or special audit made by them of the books of any Credit Party, and a copy of any response by any Credit Party, or the Board of Directors (or other applicable governing body) of such Credit Party, to such letter or report;

(l) Notices Under Other Loan Agreements. Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Credit Party pursuant to the terms of any indenture, loan or credit or other similar agreement (including, without limitation, the JV Company Credit Facility Documents), other than this Agreement and not otherwise required to be furnished to Lenders pursuant to any other provision of this Section 5.6;

(m) USA PATRIOT Act. Promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(n) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of any Credit Party, any of its Subsidiaries or the JV Company, as Administrative Agent or any Lender may from time to time reasonably request;

(o) Public Reports. Borrower (or any Credit Party) shall deliver, as soon as reasonably practicable after the same become publicly available, copies of all periodic and other reports, proxy statements, registration statements (and any post effective amendments thereto) and other materials filed by the Borrower (or any Credit Party) with the SEC, or any Governmental Authority succeeding to any or all of the functions of said SEC, or with any national securities exchange, or distributed to holders of its Debt or Equity Interests pursuant to the terms of the documentation governing such Debt or Equity Interests (or any trustee, agent or other representative therefor), as the case may be; and

(p) JV Reports. Borrower (or any Credit Party) shall deliver or cause to be delivered, (i) as soon as reasonably practicable after receipt of the same, copies of any and all periodic reports and any other information received by the Borrower (or any Credit Party) regarding the JV Company, including, but not limited to the reports and information required to be delivered to the Borrower by the Sole Manager (as defined in the JV Company LLC Agreement) of the JV Company pursuant to Sections 5.13 and 10.4 of the JV Company LLC Agreement and (ii) contemporaneously with the delivery to the JV Company Credit Facility Agent or any JV Company Credit Facility Lender, copies of all reports or notices delivered or furnished by the JV Company to the JV Company Credit Facility Agent or JV Company Credit Facility Lenders under the JV Company Credit Facility Documents.

Section 5.7 Maintenance of Property. Each Credit Party shall maintain its owned or leased Property in good condition and repair, normal wear and tear excepted and maintain its operated Property, as a reasonably prudent operator would, in good condition and repair, normal wear and tear excepted (including, without limitation, as commercially practicable making or causing to made all repairs, replacements and other improvements which are necessary or appropriate in the conduct of any Credit Party’s business); provided that no item of Equipment needs to be repaired, renewed, replaced, or improved and no leased Property needs to be maintained, if such Credit Party shall in good faith determine that such action is not necessary or desirable for the continued efficient and profitable operation of the business of any Credit Party, any Credit Party’s Subsidiaries or the JV Company; and, provided further each Credit Party shall abstain from knowingly or willfully permitting the Release of any Hazardous Material in, on or about the owned, leased or operated Property except in compliance with Environmental Law, the Release of which could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.8 Agreement to Pledge. Each Credit Party shall, grant to Administrative Agent an Acceptable Security Interest in any Property of such Credit Party now owned or hereafter acquired promptly after receipt of a written request from the Administrative Agent (at the direction of the Requisite Lenders), including without limitation, (i) on or before the 120th day after the Closing Date (or such later date as agreed by the Requisite Lenders in their sole discretion), each Credit Party shall execute and deliver to the Administrative Agent, deposit account control agreements for each of their Deposit Accounts in accordance with Section 5.1 of the Pledge and Security Agreement, (ii) on or before the 30th day after the Closing Date (or such later date as agreed by the Requisite Lenders in their sole discretion) the Borrower shall deliver to the Administrative Agent, certificates representing all of the Equity Interests of Amber Resources owned by the Borrower or any other Credit Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the Borrower, and (iii) on our before the 10th Business Day after the Closing Date (or such later date as agreed by the Requisite Lenders in their sole discretion), the Borrower shall deliver to the Administrative Agent insurance certificates naming Administrative Agent as additional insured, or loss payee, as applicable, and evidencing insurance which meets the requirements of this Agreement and the Security Instruments, and which is otherwise satisfactory to the Requisite Lenders.

Section 5.9 Use of Proceeds. Each Credit Party shall use the proceeds of the First Advance, together with the Piceance JV Proceeds (a) to repay the loans and other obligations under the DIP Agreement, and (b) to pay allowed but unpaid administrative expenses of the Debtors related to the Chapter 11 Proceedings and shall use the proceeds of any subsequent Advance for general corporate purposes, including working capital needs and any administrative expenses that were not paid with the First Advance.

Section 5.10 Title Evidence and Opinions. Each Credit Party shall from time to time upon the reasonable request of the Administrative Agent, take such actions and execute and deliver such documents and instruments as the Administrative Agent or the Requisite Lenders shall require to ensure that the Administrative Agent shall, at all times, have received satisfactory title evidence, which title evidence shall be in form and substance acceptable to the Requisite Lenders in their sole discretion and shall include information regarding the before payout and after payout ownership interests held by any Credit Party, for all Wells located on the Oil and Gas Properties, as designated by the Requisite Lenders.

Section 5.11 Further Assurances; Cure of Title Defects. Each Credit Party shall, cure promptly any defects in the creation and issuance of the Loans or any Notes and the execution and delivery of the Security Instruments and this Agreement. Each Credit Party hereby authorizes Administrative Agent to file any financing statements without the signature of such Credit Party to the extent permitted by applicable law in order to perfect or maintain the perfection of any security interest granted under any of the Loan Documents. Notwithstanding the foregoing, as soon as reasonably practicable, upon the reasonable request of the Administrative Agent or the Requisite Lenders, each Credit Party at its expense will, (a) promptly execute, acknowledge and deliver or cause the execution, acknowledgement and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office and document, agreement and/or instrument to comply with or accomplish the covenants and agreements of each Credit Party, in the Security Instruments and this Agreement, or to further evidence and more fully describe the collateral intended as security for the Obligations and any Notes, or (b) take any necessary action to correct any omissions in the Security Instruments, or to state more fully the security obligations set out herein or in any of the Security Instruments, or to perfect, protect or preserve any Liens created pursuant to any of the Security Instruments, or to make any recordings, to file any notices or obtain any consents, all as may be necessary or appropriate in connection therewith or to enable Administrative Agent to exercise and enforce its rights and remedies with respect to any Collateral. Within thirty (30) days after (a) a request by the Administrative Agent or the Lenders to cure any title defects or exceptions which are not Permitted Liens raised by such information or (b) a notice by the Administrative Agent that any Credit Party has failed to comply with Section 5.10, such Credit Party shall (i) cure such title defects or exceptions which are not Permitted Liens or substitute acceptable Oil and Gas Properties with no title defects or exceptions except for Permitted Liens covering Collateral of at least an equivalent value and (ii) deliver to the Administrative Agent satisfactory title evidence (including supplemental or new title opinions meeting the foregoing requirements) in form and substance acceptable to the Requisite Lenders in their reasonable business judgment as to such Credit Party’s ownership of such Oil and Gas Properties and Administrative Agent’s Liens and security interests therein as are required to maintain compliance with Section 5.10.

Section 5.12 Additional Collateral; Additional Guarantors.

(a) Subject to this Section 5.12, with respect to any Property acquired after the Closing Date, by any Credit Party that is Collateral or is intended to be subject to the Lien created by any of the Security Instruments but is not so subject or with respect to any Property previously designated as Excluded Collateral but subsequently designated as Collateral by the Requisite Lenders in their sole discretion in accordance with the terms hereof and of the other Loan Documents, each Credit Party shall promptly (and in any event within thirty (30) days after the acquisition or designation thereof) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Instruments or such other documents as the Administrative Agent or the Requisite Lenders shall reasonably deem necessary to grant to the Administrative Agent, for its benefit and for the benefit of the other applicable Secured Parties, Acceptable Security Interest on such property, and (ii) to the extent not already created and/or perfected, take all actions necessary to cause such Property to be subject to an Acceptable Security Interest and not already perfected in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Requisite Lenders.

(b) With respect to (i) any person that is or becomes a Subsidiary (other than an Immaterial Subsidiary or Amber Resources) after the Closing Date, (ii) any Subsidiary that is an Immaterial Subsidiary as of the Closing Date but thereafter ceases to be an Immaterial Subsidiary, or (iii) any Subsidiary with respect to which the Credit Parties are required to comply with this Section 5.12(b) pursuant to Section 5.18, each Credit Party shall promptly (and, with respect to clause (i) above, in any event within thirty (30) days after such person becomes a Subsidiary) (A) deliver to the Administrative Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that are owned by any Credit Party, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the relevant Credit Party, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party and (B) cause such new Subsidiary (1) to execute a joinder agreement or such comparable documentation to become a Guarantor, a joinder agreement to this Agreement and the applicable Security Instruments and (2) to the extent not already created and/or perfected, to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Requisite Lenders to cause the Lien created by the applicable Security Instrument to be duly perfected to the extent required by such agreement in accordance with all applicable Legal Requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Requisite Lenders.

(c) At the request of the Administrative Agent or Requisite Lenders, as soon as practicable, each Credit Party (i) shall grant to the Administrative Agent, within sixty (60) days of the acquisition thereof, an Acceptable Security Interest in and Mortgage on each Real Property owned in fee by such Credit Party as is acquired by such Credit Party after the Closing Date, and (ii) shall use commercially reasonable efforts to grant to the Administrative Agent, within sixty (60) days of the acquisition thereof, an Acceptable Security Interest in and Mortgage on each leased Real Property of such Credit Party, in each case, as additional security for the Obligations. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the respective Liens in favor of the Administrative Agent required to be granted pursuant to the Mortgages and all applicable taxes, fees and other charges payable in connection therewith shall be paid in full when due and payable. Such Credit Party shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent or Requisite Lenders shall reasonably require to confirm the validity, perfection and priority of the Liens of any existing Mortgages or new Mortgages against such after-acquired Real Property.

Section 5.13 Leases; Development and Maintenance. Each Credit Party shall (a) pay and discharge promptly, or cause to be paid and discharged promptly, all rentals, delay rentals, royalties, overriding royalties, payments out of production and other indebtedness or obligations accruing under, and perform or cause to be performed each and every act, matter or thing required by each and all of, the oil and gas leases and all other agreements and contracts constituting or affecting the Oil and Gas Properties of any Credit Party (except where the amount thereof is being contested in good faith by appropriate proceedings and except where the nonpayment or non-performance of which could not reasonably be expected to result in a Material Adverse Change, (b) in all material respects, do all other things necessary to keep unimpaired its rights thereunder and prevent any forfeiture thereof or default thereunder, and operate or cause to be operated such Properties as a prudent operator would in accordance with industry standard practices and in compliance with all applicable proration and conservation Legal Requirements and any other Legal Requirements of every Governmental Authority, whether state, federal, municipal or other jurisdiction, from time to time constituted to regulate the development and operations of oil and gas properties and the production and sale of oil, gas and other Hydrocarbons therefrom, and (c) maintain (or cause to be maintained) the Leases, Wells, units and acreage to which the Oil and Gas Properties of any Credit Party pertain in a prudent manner consistent with industry standard practices.

Section 5.14 Litigation and Other Notices. Each Credit Party shall furnish to the Administrative Agent, and upon the request of the Administrative Agent or any Lender, to each such Lender making the request to such Credit Party or the Administrative Agent, written notice of the following as soon as reasonably practicable (and, in any event, within five (5) Business Days of the occurrence thereof):

(a) the filing or commencement of, or any threat or notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Credit Party that could reasonably be expected to result in a Material Adverse Change or (ii) with respect to any Loan Document;

(b) the occurrence of a Casualty Event, in excess of $100,000;

(c) the incurrence of any Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral; and

(d) a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect or revoke or suspend any material contract, license, permit or agreement with any Governmental Authority.

Section 5.15 Employee Benefits. Each Credit Party shall (a) except as could not reasonably be expected to have a Material Adverse Change, with respect to any Plan, comply in all respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within ten (10) days after any Responsible Officer of any Credit Party knows or has reason to know, that any Termination Event has occurred that, alone or together with any other Termination Event, could reasonably be expected to result in liability of any Credit Party or any Controlled Group member in an aggregate amount exceeding $1,000,000, a statement of a Responsible Officer of the applicable Credit Party setting forth details as to such Termination Event and the action, if any, that the Borrower and any applicable Credit Party propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any Controlled Group member with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Credit Party or any Controlled Group member from a Multiemployer Plan sponsor or any governmental agency concerning a Termination Event; and (iv) such other documents or governmental reports or filings relating to any Plan or the Multiemployer Plan as the Administrative Agent or Requisite Lenders shall reasonably request.

Section 5.16 Compliance with Environmental Laws.

(a) Each Credit Party shall comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Credit Party or any Subsidiary to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Credit Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 4.14 or Section 5.16(a) shall have occurred and be continuing for more than twenty (20) days without the any Credit Party commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Requisite Lenders through the Administrative Agent, such Credit Party shall provide to the Lenders within forty-five (45) days after such request, at the expense of the Credit Party, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Requisite Lenders and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

(c) No Credit Party shall install, nor permit to be installed, in any Property subject to a Mortgage any Hazardous Materials, other than in compliance with applicable Environmental Laws.

Section 5.17 Information Regarding Collateral.

(a) No Credit Party shall effect any change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, (iii) in any Credit Party’s identity or organizational structure, (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Credit Party’s jurisdiction of organization (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Administrative Agent not less than ten (10) days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Requisite Lenders, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Requisite Lenders may reasonably request; (B) it shall have taken all action reasonably satisfactory to the Requisite Lenders to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the applicable Secured Parties in the

Collateral, if applicable; and (C) such change is not otherwise in violation of this Agreement. Each Credit Party agrees, as soon as practicable, to provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral is located (including the establishment of any such new office or facility), other than changes in location to a Property subject to a Mortgage or a leased property, in each case if different than the location relating to such Collateral set forth in the schedules to the Security Instruments or the most recent supplement thereto.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.6(a), each Credit Party shall, deliver to the Administrative Agent a supplement to the schedules to the Security Instruments or confirmation that there have been no changes to the information set forth in such schedules since the date of the Security Instruments or the last supplement thereto provided pursuant to this Section 5.17(b).

Section 5.18 Immaterial Subsidiaries. On or before the 90th day after the Closing Date (or such later date as agreed by the Requisite Lenders in their sole discretion), the Credit Parties shall liquidate or dissolve each Immaterial Subsidiary; provided, that the Credit Parties shall promptly after the expiration of such 90 days after the Closing Date comply with Section 5.12(b) with respect to any Immaterial Subsidiary that is not liquidated or dissolved within such 90 days after the Closing Date unless the Board of Directors of the Borrower shall determine that such Immaterial Subsidiary does not own any material Property and that the value of such Immaterial Subsidiary’s Property would make compliance with Section 5.12(b) impractical or uneconomic, and the Borrower shall have so notified the Administrative Agent and the Lenders in writing. For the avoidance of doubt, the provisions of this Section 5.18 shall not apply to any Subsidiary that is an Immaterial Subsidiary as of the Closing Date but ceases to be an Immaterial Subsidiary after the Closing Date.

ARTICLE VI.

NEGATIVE COVENANTS

So long as any of the Obligations remain outstanding each Credit Party agrees unless the Requisite Lenders otherwise consent in writing, to comply with the following covenants as follows:

Section 6.1 Liens, Etc. No Credit Party shall create, assume, incur, or suffer to exist any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that each Credit Party may create, incur, assume, or suffer to exist:

(a) Liens granted pursuant to the Security Instruments and securing the Obligations;

(b) purchase money Liens or purchase money security interests upon or in any Equipment acquired or held by any Credit Party in the ordinary course of business prior to or at the time of such Credit Party’s acquisition of such Equipment; provided that, the Debt secured by such Liens shall not exceed $1,500,000 in the aggregate at any time outstanding and that such Debt (i) was incurred solely for the purpose of financing the acquisition of such Equipment, and does not exceed the aggregate purchase price of such Equipment, (ii) is secured only by such Equipment and not by any other assets of any Credit Party, and (iii) is not increased in amount;

(c) Liens for taxes, assessments, or other governmental charges or levies not yet due or not yet delinquent or, if delinquent, that (provided foreclosure, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor;

(d) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings, provided such reserve as may be required by GAAP shall have been made therefor;

(e) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Debt for borrowed money and that do not materially detract from any Credit Party’s value;

(f) Liens arising in the ordinary course of business out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of any Credit Party;

(g) Liens arising under operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements, and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into by any Credit Party, in the ordinary course of business provided that (i) such Liens do not secure borrowed money, (ii) such Liens secure amounts that are not yet due, or not yet delinquent, or if delinquent, are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (iii) such Liens are limited to the Properties that are the subject of such agreements, and (iv) such Liens do not materially detract from the aggregate value of any Credit Party’s assets;

(h) easements, rights-of-way, restrictions, and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any Credit Party or materially detract from the value or use of the Property to which they apply,

(i) Liens in favor of the JV Company Credit Facility Lenders or JV Company Credit Facility Agent solely on the JV Holding Sub’s JV Interests as security for the JV Company Credit Facility; provided, that such Liens are without further recourse to Borrower or its Subsidiaries and otherwise on substantially the same terms as those set forth in the Parent Pledge Agreement as in effect as of the date hereof;

(j) Liens on cash collateral securing Debt permitted under Section 6.2(b); provided that such cash collateral does not exceed $1,500,000 in the aggregate at any time;

(k) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by any Credit Party in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(l) Liens in favor of vendors or lessors arising under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement; and

(m) Liens securing Permitted Subordinated Debt to the extent permitted under Sections 6.7(g) or (k).

Section 6.2 Debts, Guarantees, and Other Obligations. No Credit Party shall create, assume, suffer to exist, or in any manner become or be liable in respect of, any Debt except:

(a) Debt of the Credit Parties under the Loan Documents;

(b) Debt set forth on Schedule 4.5;

(c) Debt secured by the Liens permitted under Section 6.1(b) and any renewal, refinancing or extension of such Debt; provided that (i) no Lien existing at the time of such renewal, refinancing or extension shall be extended to cover any property not already subject to such Lien, (ii) the principal amount of any Debt renewed, refinanced or extended shall not exceed the amount of such Debt outstanding immediately prior to such renewal, refinancing or extension; and (iii) in any event, the aggregate amount of such Debt at any time shall not exceed $1,500,000;

(d) Debt under Hydrocarbon Hedge Agreements and other Hedge Contracts in each case, entered into in the ordinary course of business and not purely for speculative purposes; provided that (i) such Debt shall not be secured, (ii) such Debt shall not obligate any Credit Party to any margin call requirements including any requirement to post cash collateral, property collateral or a letter of credit, and (iii) such Debt shall not include any deferred premium payments associated with such Hydrocarbon Hedge Contracts;

(e) Debt consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of contingent liabilities of any Credit Party in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;

(f) Debt of any Credit Party owing to any other Credit Party; provided that such Debt is subordinated to the Obligations on terms acceptable to the Requisite Lenders in their sole discretion;

(g) Debt evidenced by letters of credit, surety bonds and other credit assurances and similar obligations of a like nature entered into in the ordinary course of business; provided that the then maximum obligations owing with respect to such Debt shall not exceed $1,500,000 in the aggregate at any time and such obligations were cash-collateralized by the applicable Credit Party at the time the obligations were created;

(h) The JV Holding Sub’s nonrecourse guarantee of the obligations under the JV Credit Agreement pursuant to the Parent Guaranty;

(i) Other unsecured Debt in an aggregate amount outstanding at any time not to exceed $750,000;

(j) Debt of any Credit Party to a holder of an Equity Interest in such Credit Party or the Borrower provided that (i) the full proceeds thereof are advanced either to such Credit Party or the JV Company as either a capital contribution or a loan or are reinvested in an asset acquired by such Credit Party in either case as permitted under Section 6.7(g) hereof and (ii) such Debt to the holder of an Equity Interest of the Borrower is subordinated to the Obligations on terms satisfactory to the Requisite Lenders; and

(k) Permitted Subordinated Debt in aggregate amount outstanding at any time not to exceed $60,000,000.

Section 6.3 Agreements Restricting Liens and Distributions. No Credit Party shall enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Loan Documents and the JV Company Credit Facility Documents; (2) covenants in documents creating Liens permitted by Section 6.1 prohibiting further Liens on the properties encumbered thereby; and (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Debt or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations.

Section 6.4 Merger or Consolidation; Asset Sales. No Credit Party shall:

(a) merge or consolidate with or into any other Person; provided that (i) any Guarantor may merge or consolidate with any Person so long as a Guarantor is the surviving Person or such Person becomes a Guarantor contemporaneously with such merger or consolidation and (ii) any Credit Party may merge or consolidate with the Borrower so long as the Borrower is the surviving Person; or

(b) make any Disposition of any of its Property (including, without limitation, any Working Interest, overriding Royalty Interest, production payments, net profits interest, Royalty Interest, or mineral fee interest) outside the ordinary course of business except Dispositions of Assets for their fair market value, as determined in good faith by the Borrower’s board of directors, other than:

(i) the sale of Hydrocarbons in the ordinary course of business;

(ii) the Disposition of cash and Liquid Investments in the ordinary course of business;

(iii) the Disposition of Property that is (A) obsolete, worn out, depleted or uneconomic and disposed of in the ordinary course of business, (B) no longer necessary for the business of the Credit Parties as reasonably determined by such Credit Party or (C) with respect to any Equipment, contemporaneously replaced with Equipment of at least comparable value and use;

(iv) the Disposition of Property between or among Credit Parties;

(v) farmouts of undeveloped acreage and assignments in connection with such farmouts, each with the prior Approval of the Requisite Lenders;

(vi) the Disposition of the Equity Interests of Subsidiaries that are not Guarantors with the prior Approval of the Requisite Lenders;

(vii) the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction;

(viii) Property sold, conveyed, transferred, assigned, disposed of, leased or licensed out in the ordinary course of business (excluding any sales, conveyances, transfers, assignments, dispositions, leases or licenses out by operations or divisions discontinued or being discontinued),

(ix) (i) any license of Intellectual Property in the ordinary course of business or (ii) the abandonment or other disposition of Intellectual Property in the ordinary course of business that is no longer material to the conduct of the business of the Credit Parties, their Subsidiaries or the JV Company as such business is operated and the license or abandonment of such Intellectual Property does not materially detract from any Credit Party’s value.

For the avoidance of doubt, any Net Cash Proceeds from a Disposition of any Credit Party’s Property shall be applied as required by Section 2.8(c).

Section 6.5 Restricted Payments. No Credit Party shall make any Restricted Payments except: any Subsidiary of Borrower (i) may pay cash Dividends to the Borrower or any wholly owned Subsidiary of the Borrower and (ii) if such Subsidiary is not a wholly owned Subsidiary of Borrower, may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of equity interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary).

Section 6.6 Reserved.

Section 6.7 Investments. No Credit Party shall make or permit to exist any loans, advances, or capital contributions to, or make any investment in (including, without limitation, the making of any Acquisition), or purchase or commit to purchase any stock or other securities or evidences of Debt of or interests in any Person or any Oil and Gas Properties or activities related to Oil and Gas Properties, except:

(a) Liquid Investments;

(b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

(c) creation of any additional Subsidiaries in compliance with Section 6.16;

(d) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e) investments consisting of any deferred portion of the sales price received by any Credit Party in connection with any sale of assets permitted hereunder;

(f) investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that if requested by Requisite Lenders, such assets are pledged as Collateral pursuant to Section 5.8;

(g) investments in connection with Acquisitions or acquisitions of other assets, provided that the Credit Party makes such acquisition or Acquisitions with (i) net cash flow generated by the Borrower, (ii) an equivalent amount of funds received from any holders of its Equity Interests either as a capital contribution, Net Cash Proceeds from any issuance of Equity Interests (subject to Section 2.8(g)), Debt which is subordinated to the Obligations on terms satisfactory to the Requisite Lenders, or from Net Cash Proceeds from the Disposition of Property (including, but not limited to, the JV Interests) which the Borrower is permitted to reinvest pursuant to Section 2.8(c) hereof, (iii) the proceeds of Permitted Subordinated Debt, or (iv) with the prior written consent of the Requisite Lenders, at their sole and absolute discretion, with the proceeds of the Loans;

(h) The JV Holding Sub’s nonrecourse guarantee of the obligations under the JV Credit Agreement pursuant to the Parent Guaranty;

(i) Hedge Contracts to the extent permitted under Section 6.2 and Section 6.15;

(j) other loans, advances and investments not to exceed $500,000 in the aggregate;

(k) investments consisting of loans, capital contributions or equity investments by any Credit Party in the JV Company with (i) net cash flow generated by the Borrower (including any Net Cash Proceeds generated from a Disposition of Property (including, but not limited to, the JV Interests, as permitted by this Agreement) or (ii) an equivalent amount of funds received from any holders of its Equity Interests either as a capital contribution, Net Cash Proceeds from any issuance of Equity Interests (subject to Section 2.8(g)) or from Net Cash Proceeds from the Disposition of Property which the Borrower is permitted to reinvest pursuant to Section 2.8(c) hereof, (iii) the proceeds of Permitted Subordinated Debt, or (iv) with the prior written consent of the Requisite Lenders, at their sole and absolute discretion, with the proceeds of the Loans; and

(l) investments by one Credit Party in another Credit Party.

Section 6.8 Reserved.

Section 6.9 Compliance with ERISA. Without the consent of the Requisite Lenders, no Credit Party or any member of a Controlled Group shall be party, or otherwise subject, to a Plan or Multiemployer Plan. Without limitation to the foregoing, in any event, no Credit Party shall directly or indirectly, (a) engage in any transaction in connection with which Borrower or any Controlled Group member could be subjected to either a civil penalty assessed pursuant to Section 502(c), (i) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code with respect to any Plan; (b) terminate any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to Borrower or any Controlled Group member to the PBGC; (c) fail to make full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, Borrower or any Controlled Group member is required to pay as contributions thereto; (d) fail to satisfy the minimum funding standards within the meaning of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA; (e) permit the actuarial present value of the benefit liabilities (based on reasonable assumptions used to fund such Plan for purposes of Sections 412 and 430 of the Code) under any Plan maintained by Borrower or any Controlled Group member which is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) assume an obligation to contribute to any Multiemployer Plan; (g) acquire a 90% or greater interest in any Person if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA, and in either case, the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities, and the withdrawal liability, if assessed, could reasonably be expected to result in a Material Adverse Change; (h) incur a liability to or on account of a Plan under Sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) assume an obligation to contribute to any employee welfare benefit plan, as defined in Section 3(1) of ERISA, that gives rise to retiree or other post-employment welfare benefits; (j) amend a Plan in contravention of Section 206(g) of ERISA; or (k) permit to exist any occurrence of any “Reportable Event” (as defined in Section 4043 of ERISA, and other than a “Reportable Event” not subject to the provision for 30-day notice to the PBGC or with respect to which the notice requirement is waived under applicable regulations), or any other event or condition, which presents a material (in the opinion of the Requisite Lenders) risk of such a termination by the PBGC of any Plan, and in each case in clauses (a) through (k) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Change.

Section 6.10 Sale-and-Leaseback. No Credit Party shall sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter, such Credit Party shall lease as lessee such Property or any part thereof or other Property which such Credit Party intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.11 Change of Business; Accounting Change. No Credit Party shall make any material change in the character of its business that it is engaged in immediately prior to the Closing Date (which such business shall include, without limitation, as an independent oil and gas exploration and production company or any business that is similar, complementary or reasonably related to or is a reasonably extension thereof) (“Permitted Business”), nor will any Credit Party operate any business in any jurisdiction other than the United States. No Credit Party shall make a change in the method of accounting employed in the preparation of the financial statements referred to in Section 5.6 or change its fiscal year end unless required to conform to GAAP or Approved in writing by the Requisite Lenders.

Section 6.12 Organizational Documents, Other Documents. No Credit Party shall

(a) amend, supplement, modify or restate its Organizational Documents where such amendment, supplement, modification or restatement could have an adverse effect on Lenders as determined by the Requisite Lenders in their sole discretion (including, without limitation, electing to treat any pledged Equity Interests as a “security” under Section 8-103 of the UCC), or

(b) amend or modify, or permit the amendment or modification of, any provision of any Debt that is subordinated to the Obligations in any manner that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion.

(c) consent or vote in favor of, or permit the amendment or modification of, any provision of the JV Company Organizational Documents or the JV Company Credit Facility Documents in any manner that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion, including without limitation, any amendment or modification that would (i) cease to require the vote of 100% of the JV Company’s Board of Directors, (ii) change the non-recourse nature of the Parent Guaranty or confer additional rights on the JV Company Credit Facility Agent or JV Company Credit Facility Lenders against the Borrower, the JV Holding Sub, any other Credit Party or any of their assets, (iii) reduce the JV Holding Sub’s percentage ownership interest in the JV Company or its right to vote on certain material matters without the JV Holding Sub’s consent, or (iv) permit the JV Company to increase the amount of loans which can be outstanding under the JV Credit Agreement, or incur any other additional Debt, or grant Liens on any of the JV Company’s assets as security for Debt of the JV Company (other than in respect of the JV Company Credit Facility and Debt permitted to be incurred thereunder without regard to any amendment which may be made subsequent to the date hereof).

Section 6.13 Use of Proceeds. No Credit Party will permit the proceeds of any Loans to be used for any purpose other than those permitted by Section 5.9. No Credit Party will engage in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No Credit Party nor any Person acting on behalf of such Credit Party has taken or shall take, nor permit any of the Credit Parties to take any action which might cause any of the Loan Documents to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect, including without limitation, the use of the proceeds of the Loans to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 6.14 Gas Imbalances, Take-or-Pay or Other Prepayments. No Credit Party shall allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of such Credit Party which would require such Credit Party to deliver its Hydrocarbons produced on a monthly basis from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor other than that which do not result in such Credit Party having net aggregate liability in excess of $100,000.

Section 6.15 Hedging. Other than the Hedge Contracts as set forth on Schedule 4.19 or permitted under Section 6.2(d), no Credit Party shall, purchase, assume, or hold a speculative position in any commodities market or futures market, or enter into any Hedge Contract or similar hedge arrangement for speculative purposes without the consent of the Requisite Lenders.

Section 6.16 Additional Subsidiaries. No Credit Party shall create or acquire any Subsidiaries without the consent of the Requisite Lenders and (a) such new Subsidiary executing and delivering to Administrative Agent (with a copy to each Lender), at its request, a joinder to this Agreement, a pledge and security agreement in the form of Exhibit I and a Mortgage, and such other Security Instruments as Administrative Agent or the Requisite Lenders may reasonably request, and (b) the delivery by Borrower or the applicable Credit Party to the Administrative Agent (with a copy to each Lender) of any certificates, opinions of counsel, title opinions or other documents as the Requisite Lenders may reasonably request; provided that, in any event, no Subsidiary may be created or acquired if a Default has occurred and is continuing before, or a Default would arise after, giving effect to such creation or acquisition of the new Subsidiary.

Section 6.17 Reserved.

Section 6.18 Anti-Terrorism; Anti Money Laundering. No Credit Party shall:

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 6.19, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Credit Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Credit Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.

Section 6.19 Embargoed Person. No Credit Party shall cause or permit (a) any of the funds or properties of the Credit Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive order or regulation promulgated thereunder with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, the executive order, any related enabling legislation or any other similar executive orders (collectively, “Executive Orders”), or (2) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Credit Parties, with the result that the investment in the Credit Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.

Section 6.20 Prepayments of Debt. No Credit Party shall prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Loans in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Debt permitted under Section 6.2, and (c) so long as no Event of Default exists or would result therefrom, other prepayments of Debt permitted under Section 6.2.

Section 6.21 Reserved.

Section 6.22 Deposit Accounts. No Credit Party shall open or maintain any Deposit Accounts except for:

(a) Deposit Accounts set forth on Schedule 6.22, and

(b) Deposit Accounts opened after the date hereof which (i) are subject to account control agreements reasonably acceptable in form and substance to the Administrative Agent and the Requisite Lenders or (ii) Excluded Deposit Accounts (as defined in the Pledge and Security Agreement).

Section 6.23 Support of Subsidiaries. Borrower shall not provide any direct or indirect financial support to any of its Subsidiaries which are not Guarantors; provided, however, that this Section 6.23 shall not prohibit (i) the purchase and sales of goods and services from such Subsidiaries to Borrower in the ordinary course of business, consistent with past practice and on an arm’s length basis or (ii) investments permitted by Section 6.7(k).

Section 6.24 Limitation on Certain Restrictions on Subsidiaries. (A) No Credit Party shall directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law; (ii) this Agreement, the other Loan Documents, or the JV Credit Agreement; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (iv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.1 restricting the transfer of the property subject thereto; and (vi) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 6.4 pending the consummation of such sale and (B) No Credit Party shall directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the JV Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Borrower or any of its Subsidiaries, or pay any Debt owed to the Borrower or any Subsidiary, (b) make loans or advances to the Borrower or any of its Subsidiaries or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law and (ii) this Agreement or the other Loan Documents.

Section 6.25 JV Holding Sub. Notwithstanding anything herein to the contrary, JV Holding Sub shall not, and no Credit Party shall permit JV Holding Sub to incur any Debt for borrowed money or engage in any business activity and/or own any property other than (A) direct or indirect ownership of the JV Interests and any distributions or property received by JV Holding Sub on account thereof or in connection therewith (including, without limitation, “Permitted Tax Distributions” and Economic Interest Agreement Payments” (each as defined in the JV Credit Agreement)), (B) the Obligations and its non-recourse guaranty of the JV Company Credit Facility Obligations pursuant to the Parent Guaranty, and granting Liens in its Property to secure its obligations thereunder, (C) activities and contractual rights incidental to maintenance of its limited liability company existence and administration, including the preparation and audit of financial statements, the preparation of tax returns, the procurement of insurance, the hosting of board and manager (or equivalent) meetings and the retention of accountants, lawyers, financial advisors and other appropriate professionals in connection with the foregoing (“LLC Administration”), (D) ownership of cash and cash equivalents solely to the extent necessary to pay taxes then due and owing, and the costs and expenses of LLC Administration, and (E) paying Dividends to, and making investments in, the Borrower.

ARTICLE VII.

EVENTS OF DEFAULT; REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under any Loan Document:

(a) Payment. Any Credit Party shall fail to pay, within three (3) Business Days, when due any (i) principal payable hereunder or under any Notes or (ii) other amounts (including interest, fees, reimbursements, and indemnifications) payable hereunder, under any Notes, or under any other Loan Document;

(b) Representation and Warranties. Any representation or warranty made or deemed to be made by any Credit Party (or any of their respective officers) in this Agreement or in any other Loan Document, or by any Credit Party (or any of their respective officers) in connection with this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed to be made;

(c) Covenant Breaches. Any Credit Party shall fail to perform or observe any other term, agreement or covenant set forth in this Agreement including, but not limited to, those contained in Section 5.2, Section 5.3, Section 5.5, Section 5.6, Section 5.9 or Article VI of this Agreement and any other Loan Documents.

(d) Cross Defaults. (i) Any Credit Party shall fail to pay any principal of or premium or interest on its Debt that is outstanding in a principal amount of at least $500,000 individually or when aggregated with all such Debt of any Credit Party so in default (but excluding Debt evidenced by this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt (including, without limitation, any event of default, termination event or additional termination event under any Hedge Contract) that is outstanding in a principal amount (or termination payment amount or similar amount) of at least $500,000 individually or when aggregated with all such Debt of any Credit Party so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; (iii) any such Debt in a principal amount of at least $500,000 individually or when aggregated with all such Debt of any Credit Party shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; provided that, for purposes of this Section 7.1(d), the “principal amount” of the obligations in respect of any Hedging Contracts at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Contracts were terminated at such time; or (iv) any event or circumstance occurs and is continuing which constitutes an event of default under the JV Credit Agreement, regardless of whether an Event of Default is declared under the JV Credit Agreement on account thereof, provided, however, that if any event of default under the JV Credit Agreement is cured or waived, any related Event of Default arising under this Section 7.1(d)(iv) shall be deemed to have been cured or waived, as applicable;

(e) Insolvency. (i) (a) Any Credit Party shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Credit Party and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or (ii) any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against any Credit Party either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any Credit Party or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

(f) Judgments. Any judgment, order or decree for the payment of money in excess of $1,000,000 (for which is not covered by insurance) shall be rendered against any Credit Party or the JV Company and either (i) such order or judgment shall remain unsatisfied for thirty (30) days, (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (iii) there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, thirty (30) days after notice thereof shall have been given to Borrower by Administrative Agent (at the direction of the Requisite Lenders), (i) such Termination Event shall not have been corrected and (ii) the then present value of such Plan’s vested benefits exceeds the then current value of assets accumulated in such Plan by more than an amount that would be reasonably likely to result in a Material Adverse Change (or in the case of a Termination Event involving the withdrawal of a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(h) Plan Withdrawals. Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount that would be reasonably likely to result in a Material Adverse Change.

(i) Change in Control. A Change in Control shall have occurred;

(j) Loan Documents. Any material provision of any Loan Document shall for any reason cease to be valid and binding on any Credit Party or any such Credit Party shall so state in writing;

(k) Security Instruments. (i) Administrative Agent shall fail to have an Acceptable Security Interest in any portion of the Collateral with a book value in excess of $500,000 in the aggregate at any one time other than Excluded Collateral, or (ii) any Security Instrument shall at any time and for any reason cease to create the Lien on the Property purported to be subject to such agreement in accordance with the terms of such agreement, or cease to be in full force and effect, or shall be contested by any Credit Party or any of its Subsidiaries, except in each case as a result of a Disposition of Collateral in a transaction permitted under this Agreement or as a result of any action or failure to act on the part of the Administrative Agent;

(l) Reserved.

(m) Reserved.

(n) Casualty. Loss, theft, substantial damage or destruction of a material portion of the Collateral that is the subject of any Security Instrument and not fully covered by insurance (except for deductibles and allowing for the depreciated value of such Collateral) shall have occurred;

(o) Injunction. If any Credit Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(p) Levy. If a notice of Lien, levy, or assessment other than a Permitted Lien is filed of record with respect to Borrower’s or any Credit Party’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency and not removed within thirty (30) days;

(q) Subordinated Payments. If any Credit Party makes any payment on account of Debt that has been contractually subordinated in right of payment to the payment of the Obligations, other than periodic interest payments on such Debt to the extent expressly permitted in the agreement governing such subordination and subject to the terms thereof;

(r) Guarantee. If the obligation of any Guarantor under Article IX is materially impaired or terminated by operation of law or by any Guarantor thereunder other than as a result of a release of a Guarantor permitted under this Agreement;

(s) Guarantor. The termination or attempted termination by any Guarantor of its Guarantee other than as a result of a release of a Guarantor permitted under this Agreement; or

(t) Insolvency of JV Company. (i) (a) The JV Company shall become unable or shall admit in writing its inability or shall fail generally to pay its debts as such debts become due, or shall make a general assignment for the benefit of creditors; or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the JV Company and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; (ii) any proceeding shall be instituted by or against the JV Company seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to any Debtor Relief Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property and, in the case of any such proceeding instituted against the JV Company either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against the JV Company or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property) shall occur; or the JV Company shall take any corporate action to authorize any of the actions set forth above in this paragraph (t).

provided that (A) the events described in Sections 7.1(c) (except for a default under Sections 5.2, 5.3, 5.5, 5.6, 5.8 and 5.9 and Article VI of this Agreement), (l), (m) and (n) above will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within thirty (30) days after the Default Notice Date,(B) defaults under Sections 5.2, 5.5, 5.6 and 5.8 and Article VI of this Agreement will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within five (5) days after the Default Notice Date, and (C) defaults under Sections 5.3 and 5.9 of this Agreement will constitute an Event of Default only if the event described is not remedied by the applicable Credit Party within one (1) days after the Default Notice Date. For purposes of this section, “Default Notice Date” shall mean the earlier of (i) any officer of Borrower (or, in the case of any Credit Party, any officer of that Credit Party) becoming aware of the occurrence of the event and (ii) Borrower’s receipt of a notice from Administrative Agent (at the direction of the Requisite Lenders) on behalf of Lenders of the occurrence of the event.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(e)) shall have occurred and be continuing, then, and in any such event,

(a) Administrative Agent (i) shall, at the direction of the Requisite Lenders, by notice to Borrower, declare the obligation of each Lender to make extensions of credit hereunder, including making Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall, at the direction of the Requisite Lenders, by notice to Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, any Notes, and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Credit Party;

(b) Administrative Agent shall, at the direction of the Requisite Lenders, proceed to enforce its rights and remedies under the Security Instruments, the Guarantees, and any other Loan Documents for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(e) shall occur,

(a) (i) the obligation of each Lender to make extensions of credit hereunder, including making Advances shall automatically terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement, any Notes, and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by each Credit Party;

(b) Administrative Agent shall, at the direction of the Requisite Lenders, proceed to enforce its rights and remedies under the Security Instruments, the Guarantees, and any other Loan Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Right of Set off. Upon the occurrence and during the continuance of any Event of Default, Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Administrative Agent or such Lender to or for the credit or the account of any Credit Party against any and all of the Obligations, irrespective of whether or not Administrative Agent or such Lender shall have made any demand under this Agreement, any Notes, or such other Loan Documents, and although such Obligations may be unmatured or may be due to another Lender or the Administrative Agent. Administrative Agent and each Lender agrees to promptly notify Borrower after any such set off and application made by Administrative Agent or such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application. The rights of Administrative Agent and each Lender under this Section 7.4 are in addition to any other rights and remedies (including, without limitation, other rights of set off) that Administrative Agent or such Lender may have.

Section 7.5 Non-exclusivity of Remedies. No remedy conferred upon Administrative Agent and Lenders is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

Section 7.6 Application of Proceeds. From and during the continuance of any Event of Default, any monies or Property actually received by Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with any Credit Party which secures any of the Obligations, shall be applied in the following order:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith and all other amounts for which the Administrative Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith to which the Secured Parties are entitled to reimbursement pursuant to the terms of any Loan Documents, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the payment in full in cash, pro rata, of interest and other amounts constituting

Obligations (other than principal) and any fees, premiums and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the payment in full in cash, pro rata, of principal amount of the Obligations and any premium thereon and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Credit Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (d) of this Section 7.6, the Credit Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE VIII.

ADMINISTRATIVE AGENT

Section 8.1 Appointment, Authorization and Action.

(a) Subject to the terms and conditions hereof, each Lender hereby irrevocably designates, appoints and authorizes the Administrative Agent as an agent of such Lender and Secured Party under the Loan Documents and the Administrative Agent hereby accepts such designation and appointment. Each Lender irrevocably authorizes the Administrative Agent, in such capacity, through its agents or employees to (i) to take such action as agent on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto, (ii) execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of the Loan Documents or otherwise at the direction of the Requisite Lenders and (iii) negotiate, enforce or settle any claim, action or proceeding affecting the Secured Parties in their capacity as such, at the direction of the Requisite Lenders. The provisions of this Article VIII are solely for the benefit of the Administrative Agent and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions. As to any matters not expressly provided for by this Agreement or any other Loan Document (including, without limitation, enforcement or collection of any Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document, or applicable law.

(b) Each Lender hereby irrevocably authorizes the Administrative Agent, at the direction of the Requisite Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC (or any equivalent provision of the UCC), at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable Legal Requirements.

Section 8.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken (including the Administrative Agent’s own negligence) by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent:

(a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Requisite Lenders;

(b) may rely upon any statement made to it orally and believed by it to be made by a proper Person, and shall not incur any liability for relying thereon;

(c) may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel (including counsel for any Credit Party), independent public accountants, and other experts selected by it and upon any certification (including without limitation, any Officer’s Certificate or Responsible Officer’s Certificate), instruction, notice or other writing delivered to it by the Borrower or any other Loan Party or delivered to it by any Secured Party, in each case, believed by it to be made by the proper Person without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof;

(d) to the extent a Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel is required or permitted under this Agreement or any other Loan Document to be delivered to the Administrative Agent in respect of any matter, the Administrative Agent may rely conclusively on a Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel as to such matter and such Responsible Officer’s certificate, Officers’ Certificate or opinion of counsel shall be full warranty and protection to the Administrative Agent for any action taken, suffered or omitted by it under the provisions of this Agreement and the other Loan Documents;

(e) may presume that, in determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender before the making of such Loan;

(f) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or the other Loan Documents;

(g) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document on the part of any Credit Party or to inspect the Property (including the books and records) of any Credit Party;

(h) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document;

(i) shall be fully justified in failing or refusing to take, or refraining from taking (except as expressly required herein) any action under this Agreement or any other Loan Document (including, without limitation, any action that may be required or contemplated by the Intercreditor Agreement) unless it shall first receive such advice or concurrence of the Requisite Lenders or such additional indemnity from the Lenders, in each case, as it deems appropriate and until such instructions, or indemnity, as applicable are received, the Administrative Agent shall act, or refrain from acting, as it deems advisable in its sole discretion;

(j) shall be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document (including, without limitation, any action that may be required or contemplated by the Intercreditor Agreement) in accordance with a request, direction or consent of the Requisite Lenders and such request, direction or consent and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and all holders of Notes;

(k) Reserved; and

(l) shall be entitled to rely upon, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, request, consent, certificate, statement, document or other instrument or writing (including any facsimile, electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and signed, sent or otherwise authenticated by the proper Person.

Section 8.3 The Administrative Agent and Its Affiliates. If the Administrative Agent shall become a Lender, the Administrative Agent shall have the same rights and powers under this Agreement in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Credit Party, and any Person who may do business with or own securities of any Credit Party, all as if the Administrative Agent were not an agent hereunder and without any duty to account therefor to Lenders.

Section 8.4 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, covenants, functions, responsibilities, obligations or liabilities, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing at the direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.1); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Documents or applicable Legal Requirements and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose and shall not be liable for the failure to disclose, any information relating to any Lender or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request or direction of the Requisite Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 10.1). The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representative made or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, except as otherwise expressly provided in Article III. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties. Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Loan Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of the Borrower and the other Credit Parties. The Administrative Agent shall not be liable for any action taken or not taken by any such service provider.

Section 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and power by or through their respective Affiliates. The exculpatory provisions of the preceding Sections shall apply to any such sub-agent and to the Affiliates of the Administrative Agent and any such sub-agent in connection with their performance and/or exercise of the Administrative Agent’s duties, rights and powers, and shall apply to their respective activities as Administrative Agent.

Section 8.6 Reserved.

Section 8.7 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis, independent investigation, appraisal and decision to enter into this Agreement. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender or any of their respective Affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.8 Indemnification. THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY ANY CREDIT PARTY AND WITHOUT LIMITING THE OBLIGATION OF THE CREDIT PARTIES TO DO SO), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT UNDER THIS SECTION 8.8 (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH ALL COMMITMENTS SHALL HAVE TERMINATED AND THE LOANS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH SUCH OUTSTANDING LOANS AND COMMITMENTS AS IN EFFECT IMMEDIATELY BEFORE SUCH DATE), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, FINES, PENALTIES, ACTIONS, CLAIMS, JUDGMENTS, SUITS, LITIGATION, INVESTIGATIONS, INQUIRIES OR PROCEEDINGS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH AT ANY TIME (WHETHER BEFORE OR AFTER THE PAYMENT OF THE LOANS) MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE COMMITMENTS OR ANY OTHER LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, THE COMMITMENTS OR ANY OTHER LOAN DOCUMENT (INCLUDING IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE CONTRIBUTORY OR SOLE NEGLIGENCE OF THE ADMINISTRATIVE AGENT OR ANY RELATED PERSON), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL CLAIMS AND ANY LIABILITIES ARISING UNDER ENVIRONMENTAL LAW, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, CLAIMS, SUITS, LITIGATIONS, INVESTIGATIONS, INQUIRIES OR PROCEEDINGS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT. WITHOUT

LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE OF ANY OUT OF POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO THE EXTENT THAT ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY ANY CREDIT PARTY. To the extent that the indemnity obligations provided in this Section 8.8 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Instruments, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 8.8 until such time as such Obligations have been satisfied or terminated in full and subject to the terms of the last sentence of Section 10.9. The agreements in this Section 8.8 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.9 Successor Administrative Agent. The Administrative Agent may resign by giving thirty (30) days prior written notice thereof to Lenders and Borrower and may be removed at any time with or without cause by the Requisite Lenders upon receipt of written notice from the Requisite Lenders to such effect. Upon receipt of notice of any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Administrative Agent with, if no Event of Default has occurred and is continuing and such successor Administrative Agent is not a Lender or an Approved Fund, the consent of Borrower. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders with the consent of Borrower, if applicable, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Requisite Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders and Borrower, appoint a successor Administrative Agent, which shall be, in the case of a successor agent, a Lender, an Approved Fund or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000.00; provided that, if the Administrative Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (b) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent, as provided for above in this paragraph. Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as the Administrative Agent, the provisions of this Article VIII, Section 10.4, Section 10.12, Section 10.14 and Section 10.15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Loan Documents.

Section 8.10 Collateral Matters.

(a) Each Lender irrevocably appoints the Administrative Agent and each other Lender as its agent and bailee for the purpose of perfecting Liens (whether pursuant to Section 8-301(a)(2) of the UCC, any equivalent provision of the UCC or otherwise), for the benefit of the Secured Parties, in assets in which, in accordance with the UCC or any other applicable Legal Requirement a security interest can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly following the Administrative Agent’s request therefor, shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

(b) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. The Administrative Agent is further authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action (other than enforcement actions requiring the consent of, or request by, the Requisite Lenders as set forth in Section 7.2 or Section 7.3) in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(b).

(c) Each Secured Party irrevocably authorizes the automatic release of any Lien on any Property granted to or held by the Administrative Agent under any Loan Document: (i) upon termination of the Commitments and payment and satisfaction of all the Obligations at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) at the time the Property subject to such Lien is sold or to be sold or otherwise disposed of as part of or in connection with any Disposition permitted under this Agreement or the other Loan Documents (and the Administrative Agent may rely conclusively on a certificate or document to that effect provided to it by a Secured Party upon its reasonable request without further inquiry) to any person other than a Credit Party; (iii) if it constitutes Property in which no Credit Party owned any interest at the time the Lien was granted or at any time thereafter; (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Loan documents pursuant to Section 9.9; (v) with respect to any Equity Interests of any Immaterial Subsidiary, upon the liquidation or dissolution of such Immaterial Subsidiary pursuant to Section 5.18, or (vi) if the release of such Lien is approved, authorized or ratified in writing by the applicable Requisite Lenders or all Lenders, as the case may be, as required by Section 10.1. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing or the Borrower will provide an Officer’s Certificate confirming, as the case may be, the Administrative Agent’s authority to take or refrain from taking any action with respect to the release of particular types or items of

Collateral pursuant to this Section 8.10. By accepting the benefit of the Liens granted pursuant to the Security Instruments, each Secured Party not party hereto hereby agrees to the terms of this Section 8.10(c).

(d) Notwithstanding anything contained in any of the Loan Documents to the contrary, each Credit Party, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantees, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by the Administrative Agent at the direction of the Requisite Lenders on behalf of the Secured Parties in accordance with the terms hereof. By accepting the benefit of the Liens granted pursuant to the Security Instruments, to the extent a Secured Party is not a party hereto, it agrees to the terms of this Section 8.10(d).

(e) In each case as specified in this Section 8.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the direction of the Requisite Lenders and at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents, in each case in accordance with the terms of the Loan Document, Section 9.9, and this Section 8.10; provided, however, that (1) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Collateral or such Transferred Guarantor without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly so released) and the Administrative Agent’s Liens shall automatically attach to the proceeds from any such sale, license, lease, or other dispositions of any such Collateral.

(f) The Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure the value or sufficiency of any Collateral or that the Collateral exists or is owned by any Credit Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained, preserved, continued or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or unless expressly provided in any Loan Documents to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Secured Parties as to any of the foregoing, except as otherwise provided herein.

ARTICLE IX.

GUARANTEE

Section 9.1 The Guarantee. The Guarantors hereby jointly and severally guarantee, as primary obligors and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and any Notes held by each Lender of, the Borrower, and all other Obligations from time to time owing to the Secured Parties by any Credit Party under any Loan Document in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby, jointly and severally, agree that if the Borrower or other Guarantors shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 9.2 Obligations Unconditional. The obligations of the Guarantors under Section 9.1 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor.

To the extent permitted by law, the Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. To the extent permitted by law, the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 9.3 Reinstatement. The obligations of the Guarantors under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings under any Debtor Relief Law or otherwise.

Section 9.4 Subrogation; Subordination. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement, it shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 9.1, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Debts of any Credit Party to another Credit Party permitted pursuant to this Agreement shall be subordinated to such Credit Party’s Obligations.

Section 9.5 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 9.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 9.1.

Section 9.6 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that any Lender or Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.

Section 9.7 Continuing Guarantee. The guarantee in this Article IX is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 9.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate, limited partnership or limited liability company law, or any applicable Debtor Relief Law or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 9.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 9.1, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Credit Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 9.9 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests of any Guarantor owned by a Credit Party or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a Person or Persons, none of which is a Credit Party, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Sections 10.4 and 10.7 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Instrument and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor owed by a Credit Party, the pledge of such Equity Interests to the Administrative Agent pursuant to the Security Instrument shall be released, and the Administrative Agent shall take such actions as the Requisite Lenders shall direct are necessary to effect each release described in this Section 9.9 in accordance with the relevant provisions of the Security Instruments.

Section 9.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 9.4. The provisions of this Section 9.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, and the Lenders and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE X.

MISCELLANEOUS

Section 10.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement, any Notes, or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders and each Credit Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall, unless in writing and signed by all Lenders, do any of the following:

(a) reduce the principal of, or interest on, or any fees or other amounts payable hereunder or under any other Loan Document,

(b) postpone any date fixed for any payment of principal of, or interest on, or any fees or other amounts payable hereunder or under any other Loan Document or extend the Maturity Date or the Availability Period,

(c) change the percentage of Lenders which shall be required for Lenders or any of them to take any action hereunder or under any other Loan Document,

(d) amend Section 2.8(h)(ii), Section 2.9, Section 2.10, Section 2.11(b) or (c), Section 2.12, Section 2.13, Section 2.14, Article III, Section 7.6, Section 8.8 or this Section 10.1 or the definition of “Pro Rata Share”,

(e) amend the definition of “Requisite Lenders” or “Defaulting Lender,”

(f) release any Guarantor from its obligations under any Guarantee other than as a result of a transaction permitted hereby,

(g) release Liens on the JV Interests in favor of the Administrative Agent except for (i) the sale thereof sold as permitted by this Agreement or (ii) releases of the Lien on the JV Interests in favor of the Administrative Agent as permitted under Section 8.10(c), or

(h) amend the definition of “Secured Parties” or the definition of “Obligations” in this Agreement or any such corresponding terms in any other Loan Document; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

provided, further, that no amendment, waiver, or consent shall, unless in writing and signed by Lenders holding 66.66% of the unfunded Commitments and outstanding Loans, release any item of Collateral from the Liens of the Loan Documents except for (i) Collateral that is sold, transferred or otherwise disposed of as permitted by this Agreement (ii) releases of Collateral as permitted under Section 8.10(c) and (iii) releases of Excluded Collateral.

Section 10.2 Notices, Etc.

(a) All notices and other communications shall be in writing and, except as otherwise provided in this Agreement, delivered by messenger, United States certified mail, return receipt requested, facsimile or other electronic transmission, or a nationally recognized overnight courier, at the address for the appropriate party specified in Schedule II or at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when so mailed, facsimile or electronically delivered, or hand delivered or delivered by a nationally recognized overnight courier, be effective when received if mailed, when facsimile is completed and when confirmed by the sender’s facsimile machine confirmation, or when delivered by such messenger or courier, respectively, except that notices and communications to Administrative Agent pursuant to Article II or Article VIII shall not be effective until received by Administrative Agent.

(b) Posting. Each Credit Party shall provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new Borrowing (including any election as to the form of interest payment with respect to each Interest Period), (ii) relates to the payment of any principal or other amount due under this Agreement before the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at such e-mail address(es) provided to the Borrower by the Administrative Agent from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.2(b) shall prejudice the right of the Administrative Agent, any Lender or any Credit Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as the Administrative Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth on Schedule II shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that the Borrower shall also deliver to the Administrative Agent an executed original of each Officer’s Certificate or Responsible Officer’s Certificate required to be delivered hereunder.

The Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”). The Borrower hereby agrees that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders on behalf of all Credit Parties to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws; (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor” and shall post the same only on such portion. Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Loan Documents and (B) notification of changes in the terms of the Loan Documents.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN

CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 10.3 No Waiver; Remedies. No failure on the part of any Lender or Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.4 Costs and Expenses. Borrower shall pay (a) all reasonable out of pocket expenses incurred by Administrative Agent, Lenders and their Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent and each Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (b) all out of pocket expenses incurred by Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.4, or (ii) in connection with the Loans made, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

Section 10.5 Binding Effect; No Third Party Beneficiaries. This Agreement shall become effective when it shall have been executed by each Credit Party and Administrative Agent, and when Administrative Agent shall have, as to each Lender, received a counterpart hereof executed by such Lender and thereafter shall be binding upon and inure to the benefit of each Credit Party, Administrative Agent, and each Lender and their respective successors and assigns, except that no Credit Party shall have the right to assign its rights or delegate its duties under this Agreement (other than pursuant to a transaction permitted under Section 6.4(a)) or any interest in this Agreement without the prior written consent of each Lender. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, any other Indemnitee) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.6 Lender Assignments and Participations.

(a) Binding. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder (other than pursuant to a transaction permitted under Section 6.4(a)) without the prior written consent of each Lender (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void) and, to the extent that any Obligations are owed to the Administrative Agent under any of the Loan Documents, the Administrative Agent. Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments.

(i) Any Lender may assign (the “Assignor”) to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided, however, that (A) each such assignment shall be of a constant, and not a varying, percentage of such Lender’s rights and obligations assigned under this Agreement, (B) the amount of the Loans of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, if to an entity other than a Lender or an Approved Fund, not less than $1,000,000 (or, if less, the entire remaining amount of the assigning Lender’s Loans) and shall be, if not assigned in full, an integral multiple of $1,000,000 in excess thereof, (C) each such assignment shall be to an Eligible Assignee, (D) the parties to each such assignment shall execute and deliver to Administrative Agent, for its acknowledgment, recording in the Register, an Assignment and Acceptance, together with the Notes subject to such assignment, (E) each Eligible Assignee (other than, a Lender, an Approved Fund or the Eligible Assignee of Administrative Agent) shall pay to Administrative Agent a $3,500 administrative fee, (F) so long as any Warrants are outstanding and unless such assignment is being made to an Affiliate of such Lender, each such assignment shall be accompanied by an assignment of a portion of the Warrants held by such Lender equal to the percentage of such Lender’s rights and obligations under this Agreement being assigned pursuant to such assignment and prior to making such assignment, such Lender shall have complied in all respects with Section 3.3 of the Warrant Issuance Agreement, and (G) if the assignment is not being made to an Affiliate of the Assignor the requirements of paragraph (b)(ii) of this Section 10.6 shall have been satisfied. Upon such execution, delivery, acknowledgement and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights which survive the termination hereof under Section 10.9) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(ii) If any Assignor desires to sell any portion of its Pro Rata Share of the Loans or Commitments (and its Pro Rata share of the Warrants) to any Person (other than to a Lender or an Approved Fund) while the Obligations or any Commitments are outstanding, then such Lender shall first deliver a written offer letter (the “Offer Letter”) to the Borrower and the other Lenders and/or Holders (collectively, the “Other Lenders”) notifying them of its desire to sell a portion of its Pro Rata Share of the Loans or Commitments (and its Pro Rata share of the Warrants) and indicating the exact amount of Loans and Warrants (or underlying Warrant Shares (as defined in the Warrant Issuance Agreement)) desired to be sold by the Assignor (collectively, the “Offered Loans”). Upon receipt of the Offer Letter, the Other Lenders (or any of them) shall have three (3) Business Days to elect to make an offer to collectively purchase all of the Offered Loans for cash by delivering a written notice of an offer to the Assignor (the “Offer”). The Offer shall set forth the purchase price (the “Loans Offer Price”) for all of the Offered Loans that the Other Lender(s) making the Offer (the “Offering Lenders”) desire(s) to purchase, which Loans Offer Price shall, in the event the Offering Lenders do not propose the same Loans Offer Price, be determined by holders of a majority of the principal amount of the Loans then outstanding held by the Offering Lenders. The Assignor will then have ten (10) days from its receipt of the Offer to notify the Other Lenders in writing of its acceptance or rejection of the Offer. If no such acceptance or rejection notice is given by the Assignor, then the Assignor shall be deemed to have rejected the Offer. In the event that the Assignor accepts the Offer, any Offering Lender and any Other Lender that desires to purchase a portion of the Offered Loans, shall have the right to purchase a portion of the Offered Loans on the terms and conditions set forth in the Offer that was accepted by the Assignor and shall thereafter be deemed to be an “Offering Lender” for all purposes hereunder, and the accepted Offer shall be deemed made on a pro rata basis among such Offering Lenders and Other Lenders on the basis of their pro rata ownership (together with their Affiliates) of the principal amount of the Commitments (or if no Commitments are outstanding, the principal amount of the Loans) prior to such Offer. The closing of the purchase of the Offered Loans by the Offering Lenders (including and additional Other Lenders that desire to participate in such Offer) shall occur within thirty (30) days after the Assignor’s acceptance of the Offer at the offices of the Borrower or as otherwise mutually agreed by the Assignor and the Offering Lenders (including and additional Other Lenders that desire to participate in such Offer), with notice to the Administrative Agent. In the event that more than one Other Lender elects to be an Assignor, then, unless otherwise agreed by such Offering Lenders, such Offer shall be made on a pro rata basis among such Offering Lenders on the basis of their pro rata ownership (together with their Affiliates) of the principal amount of the Loans prior to such Offer. Notwithstanding the foregoing, in the event that the Assignor rejects the Offer or the Offering Lenders, taken together, fail to close such purchase within the time period provided above, then such Offered Loans may be sold by the Assignor to a third party within 120 days after the expiration of the applicable time period set forth above. Any such sale of Offered Loans to a third party shall be for consideration of not less than the Loans Offer Price and upon other terms and conditions, if any, not materially less favorable to the purchaser than those specified in the Offer. Any Offered Loans not sold within such 120-day period shall continue to be subject to the requirements of a prior offer and re-sale pursuant to this Section 10.6(b)(ii).

(c) Terms of Assignments. By executing and delivering an Assignment and Acceptance, Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agent, such Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Register. Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its address referred to in Section 10.2(a) a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of Lenders and the Commitments of, and principal amount of, and stated interest on, the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Administrative Agent, and Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Lender and any Person that represents itself to be an Eligible Assignee, together with any Notes subject to such assignment, Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of the attached Exhibit A, (i) countersign such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to Borrower. Within five (5) Business Days after its receipt of such notice, Borrower shall execute and deliver to Administrative Agent in exchange for the surrendered Notes a new Note if requested by the Eligible Assignee or the assigning Lender, if applicable. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibit E.

(f) Participations. Each Lender may sell participations to any Eligible Assignee in or to all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments to Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Notes for all purposes of this Agreement, (iv) Borrower, Administrative

Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (v) such Lender shall not require the participant’s consent to any matter under this Agreement, except for change in the principal amount of the Notes, reductions in fees or interest, releasing all or substantially all of any Collateral, permitting any Credit Party to enter into any merger or consolidation with or into any other, postponement of any date fixed for any payment of principal of, or interest on, any Notes or any fees or other amounts payable hereunder, or extensions of the Maturity Date or the Availability Period. Each Credit Party hereby agrees that participants shall have the same rights under Section 2.9, Section 2.10, Section 2.12, and Section 10.7 as a Lender to the extent of their respective participations, provided that no Credit Party shall have any greater obligation pursuant to any such provision that it would have had absent the sale of the participation.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.7 Indemnification; Waiver.

(a) INDEMNIFICATION. EACH CREDIT PARTY SHALL, AND DOES HEREBY INDEMNIFY, ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF) AND EACH LENDER, AND EACH OFFICER, DIRECTOR, EMPLOYEE, AGENT, ATTORNEY-IN-FACT AND AFFILIATE OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY ANY CREDIT PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY THE ADMINISTRATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, ANY LOAN OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM, ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, OR ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, OR ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY ANY CREDIT PARTY OR ANY OF ITS SUBSIDIARIES, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY

OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE.

(b) Waiver of Damages. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.7(a) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

Section 10.8 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 10.9 Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of any Credit Party in connection herewith shall survive the execution and delivery of this Agreement and the Loan Documents, the making of the Advances and any investigation made by or on behalf of Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of each Credit Party provided for in Sections 2.9, 2.10, 2.12, 10.4 and 10.7 and all of the obligations of Lenders in Section 8.8 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 10.10 Severability. In case one or more provisions of this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 10.11 Reserved

Section 10.12 Governing Law; Submission to Jurisdiction.

(a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE MORTGAGES BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE

STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY, IN THE CASE OF ANY SECURED PARTY, AND SHALL, IN THE CASE OF ANY CREDIT PARTY, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY, FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE APPLICABLE CREDIT PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH ON SCHEDULE II, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION. IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT REMAINS IN EFFECT, ANY CREDIT PARTY DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN THE NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT AND THE LENDERS WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF ANY CREDIT PARTY TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 10.12 OR OTHERWISE PERMITTED BY LAW.

(b) Each Credit Party expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any court, and each Credit Party hereby waives any objection that such Credit Party may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

(c) Each Credit Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.12(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.2. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

Section 10.13 USA PATRIOT Act. Each Lender that is subject to the USA PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name, address, and tax identification number of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Credit Party in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and Administrative Agent.

Section 10.14 WAIVER OF JURY TRIAL. EACH CREDIT PARTY, LENDERS, AND ADMINISTRATIVE AGENT HEREBY ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED BY AND HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.15 NO ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AND ENTIRE AGREEMENT AMONG THE PARTIES REGARDING THE SUBJECT MATTER HEREOF AND THEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 10.16 Confidentiality. Neither Administrative Agent nor any Lender shall disclose any Confidential Information to any person without the consent of the Borrower, other than (a) to such Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to potential lenders, pledgees under Section 10.6 and participants, and then only if such Affiliate, potential lender, pledgee or participant has agreed to be bound by the terms of this Section 10.16 (provided that if such potential lender or participant is not a commercial lending institution or fund that makes or holds bank loans in the ordinary course of its business the consent of the Borrower shall be required prior to such disclosure and such consent shall not affect the Borrower’s consent rights provided for in Section 10.6) and any other confidentiality agreement entered into by such Administrative Agent or such Lender with respect to such Confidential Information, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, federal or foreign Governmental Authority or regulatory authority or examiner regulating such Administrative Agent or Lender (including the National Association of Insurance Commissioners), (d) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or such professional advisor) agrees to be bound by the provisions of this Section 10.16, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder in a related court proceeding so long as such Confidential Information is (i) filed under seal with the applicable court, (ii) used in a manner consistent with any applicable protective order entered by any applicable court proceeding, or (iii) as may be agreed between the Administrative Agent and the Borrower and (f) when required by it, rating agency, provided that, prior to any such disclosure, each such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Administrative Agent and Lenders received by it from such Lender. Neither any Administrative Agent nor any Lender shall disclose any Confidential Information to any person in contravention of any confidentiality agreement entered into by such Administrative Agent or such Lender. “Confidential Information” means information concerning the Borrower of any of its direct or indirect shareholders, or any of their respective employees, directors, or Subsidiaries, or Affiliates received by Administrative Agent or any Lender on a confidential basis from the Borrower or any other person under or pursuant to this Agreement or any other Loan Document including without limitation financial terms and financial and organizational information contained in any documents, statements, certificates, materials or information furnished, or to be furnished, by or on behalf of the Borrower or any other person on a confidential basis in connection with this Agreement and the Loan Documents, but does not include any such information that (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any of its direct or indirect shareholders, or any of their respective employees, directors, Subsidiaries or Affiliates or any of their respective agents or representatives.

Section 10.17 Separate Securities. The Credit Parties, the Administrative Agent and each Lender agree that the Warrants on the one hand and the Loans and any Notes evidencing such Loans on the other hand are separate instruments for all purposes, including federal income tax purposes and that subject to the terms and conditions of this Agreement, any Note and the Warrants, the Loans (and any Notes evidencing such Loans), provided, however, that the foregoing shall not affect the provisions of Section 10.6 hereof concerning assignment.

Section 10.18 Obligations Absolute. To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder with respect to any Guarantee or granting of any Lien on any property shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Credit Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any other Credit Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the other Credit Parties.

[Remainder of this page intentionally left blank; Signature page follows.]

EXECUTED as of the date first above written.

BORROWER:

PAR PETROLEUM CORPORATION, a Delaware corporation

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

GUARANTORS:

PAR PICEANCE ENERGY EQUITY LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

PAR UTAH LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

EWI LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

PAR WASHINGTON LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

PAR NEW MEXICO LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

HEWW EQUIPMENT LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

PAR POINT ARGUELLO LLC, a Delaware limited liability company

By: PAR PETROLEUM CORPORATION, a Delaware corporation, its Sole Member

By:	/s/ John T. Young, Jr.
Name:	John T. Young, Jr.
Title:	Chief Executive Officer

ADMINISTRATIVE AGENT:

JEFFERIES FINANCE LLC, as Administrative Agent

By:	/s/ EJ Hess
Name:	EJ Hess
Title:	Managing Director

LENDERS:

WB DELTA, LTD., as a Lender

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Director

WATERSTONE OFFSHORE ER FUND, LTD., as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

PRIME CAPITAL MASTER SPC, GOT WAT MAC SEGREGATED PORTFOLIO as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MARKET NEUTRAL MAC51, LTD., as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MARKET NEUTRAL MASTER FUND, LTD., as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

WATERSTONE MF FUND, LTD., as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

NOMURA WATERSTONE MARKET NEUTRAL FUND, as a Lender
By: Waterstone Capital Management, L.P.

By:	/s/ Jeffrey C. Erb
Name:	Jeffrey C. Erb
Title:	General Counsel

ZCOF PAR PETROLEUM HOLDINGS, L.L.C., as a Lender

By:	/s/ Philip G. Tinkler
Name:	Philip G. Tinkler
Title:	Vice President

HIGHBRIDGE INTERNATIONAL, LLC, as a Lender
By: Highbridge Capital Management, LLC, as Trading Manager

By:	/s/ Jonathan Segal
Name:	Jonathan Segal
Title:	Managing Director

APPENDIX I

DEFINITIONS

“Acceptable Bank” means:

(a) a financial institution that has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by Standard & Poor’s Rating Services, A or higher by Fitch Ratings Ltd., or A-2 or higher by Moody’s Investor Services Limited (an “A” Equivalent Rating”); or

(b) any other financial institution Approved by the Requisite Lenders.

“Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Obligations, and (d) is perfected and enforceable.

“Acquisition” means the purchase by any Credit Party of any business, including the purchase of all or substantially all the associated assets or operations or of stock (or other ownership interests) of a Person (other than of a wholly-owned Subsidiary of any Credit Party).

“Administrative Agent” means Jefferies Finance LLC, in its capacity as agent pursuant to Article VIII, and any successor agent pursuant to Section 8.9.

“Administrative Fee” has the meaning assigned such term in Section 2.5.

“Administrative Agent Fee Letter” means that certain Agency Fee Letter dated as of the date hereof between the Credit Parties and the Administrative Agent.

“Advance” means any of the First Advance, the Second Advance, the Third Advance, the Fourth Advance or the Fifth Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such Person or any Subsidiary of such Person; provided, however that no Lender shall be deemed to be an Affiliate of any Credit Party or its Subsidiaries solely by virtue of its (or an Affiliates of its) ownership of Equity Interests in the Borrower.

“Agreement” means this Delayed Draw Term Loan Credit Agreement, as the same may be amended, supplemented, restated, or otherwise modified from time to time.

“Amber Resources” means Amber Resources Company of Colorado, a Delaware corporation.

“Anti-Terrorism Law” means any requirement of law related to terrorism financing or money-laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“Patriot Act”) of 2001 (Title III of Pub.

Appendix I-1

L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Premium” means, the greater of (i) 1.0% of the outstanding principal balance of the Obligations as of any Make-Whole Prepayment Date and (ii) the excess of the present value at such Make-Whole Prepayment Date, computed using a discount rate equal to the Treasury Rate at such Make-Whole Prepayment Date, plus 50 basis points, of the sum of (A) all scheduled interest payments due on the Obligations from such Make-Whole Prepayment Date through the first anniversary of the Closing Date (exclusive of any accrued and unpaid interest to the Make-Whole Prepayment Date) plus, (B) the First Anniversary Prepayment Amount (assuming the First Anniversary Prepayment Amount were paid on the first anniversary of the Closing Date) over (C) the outstanding principal amount of the Obligations of the Make-Whole Prepayment Date.

“Approval” and “Consent” mean, with respect to any consent or approval sought by any Credit Party and given by the Administrative Agent (acting at the direction of the Requisite Lenders) or the Requisite Lenders, as applicable, the writings executed by Administrative Agent and/or Requisite Lenders, as applicable, that (a) authorize such Credit Party to take the action for which the consent or approval is sought and (b) set forth the conditions, if any, upon which the consent or approval is given by Administrative Agent and/or Requisite Lenders, as applicable.

“Approve” and “Approved” have the correlative meaning.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender or (d) any Fund approved by the Requisite Lenders; provided, however that the term Approved Fund shall not include the Borrower, any Credit Party or any of their Subsidiaries, the JV Company or Laramie Energy II, LLC and its Affiliates.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and acknowledged by the Administrative Agent in substantially the form of the attached Exhibit A.

“Assignor” has the meaning assigned such term in Section 10.6(b)(i).

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of: (i) the Maturity Date and (ii) the date of termination of the Commitments of all Lenders.

“Bankruptcy Code” has the meaning assigned to such term in Recital A hereof.

“Bankruptcy Court” has the meaning assigned to such term in Recital A hereof.

“Board of Directors” means with respect to any Person, (i) in the case of any corporation, the board of directors of such Person and (ii) in any other case, the functional equivalent of the foregoing.

Appendix I-2

“Borrower” means Par Petroleum Corporation, a Delaware corporation.

“Borrowing” means any Loan permitted to be made hereunder.

“Borrowing Availability” means, as of any date of determination, the Total Commitment less the aggregate amount of all Advances made prior to such date.

“Borrower Materials” has the meaning assigned to such term in Section 10.2.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.1 and substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City, Denver, Colorado or Illinois are authorized or required by law to close.

“Capital Leases” means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“Casualty Event” means any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Credit Party. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Change in Control” means (a) that, for any reason (i) any Person or group (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) shall become the direct or indirect beneficial owner (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) of greater than 30% of the total voting power of all classes of capital stock then outstanding of any Credit Party entitled (without regard to the occurrence of any contingency) to vote in elections of directors of such Credit Party, or (ii) any Credit Party ceases to own, either directly or indirectly, 100% of the Equity Interest in any wholly-owned Subsidiary other than as a result of a sale of assets or merger permitted under Section 6.4, or (b) the occurrence of a “Change of Control” (or similar defined term as defined in the JV Credit Agreement) under the JV Credit Agreement; provided however that for purposes of determining whether a Change of Control has occurred (x) transfers of Voting Securities by any Lender or an Affiliate of any Lender to a third party shall be disregarded and (y) no Persons shall be deemed to be part of a group (as defined in Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934) solely by virtue of becoming party to the Stockholders Agreement or the Registration Rights Agreement.

Appendix I-3

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any new Legal Requirement, (b) any change in any Legal Requirement or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Chapter 11 Proceedings” has the meaning assigned to such term in Recital A hereof.

“Closing Date” means August 31, 2012.

“Closing Fee” has the meaning assigned such term in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute and the rules and regulations promulgated thereunder.

“Collateral” means (a) all “Collateral” and “Mortgaged Properties” (as defined in each of the Mortgages, the Pledge Agreement and the Pledge and Security Agreement, as applicable) or similar terms used in the Security Instruments, and (b) all amounts contained in any Credit Party’s Deposit Accounts or other bank accounts but shall not include the Excluded Collateral.

“Commitment” means, with respect to each Lender, the Commitment of such Lender to fund its Pro Rata Share of the Loans in accordance with the provisions hereof and set forth on Schedule I, as the same may be (a) reduced from time to time pursuant to Section 2.7 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.6. The initial aggregate amount of the Lenders’ Commitments is $30,000,000.

“Communications” has the meaning assigned to such term in Section 10.2(b).

“Confidential Information” has the meaning assigned such term in Section 10.16.

“Confirmation Order” shall have the meaning assigned such term in Recital C and attached hereto as Exhibit F.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “Controlling” and “Controlled” and “under Common Control” shall have meanings correlative thereto.

Appendix I-4

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.

“Covering Advance” has the meaning assigned such term in Section 2.14(c).

“Covering Lender” has the meaning assigned such term in Section 2.14(c).

“Credit Party” means the Borrower and each Guarantor.

“Debt,” for any Person, means without duplication:

(a) indebtedness of such Person for borrowed money;

(b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(c) obligations of such Person to pay the deferred purchase price of Property or services (including, without limitation, obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable);

(d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases;

(e) obligations of such Person under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing

(f) obligations of such Person under any Hedge Contract;

(g) obligations of such Person owing in respect of mandatorily redeemable preferred stock or other mandatorily redeemable preferred Equity Interest of such Person;

(h) any obligations of such Person owing in connection with any volumetric or production prepayments;

(i) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (h) above;

(j) guarantees of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above secured by any Lien on or in respect of any Property of such Person; and

(k) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Debt Issuance” means the incurrence by any Credit Party of any Debt after the Closing Date (other than as permitted by Section 6.2).

Appendix I-5

“Debtors” has the meaning assigned to such term in Recital A hereof.

“Debtor Relief Law” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would become an Event of Default.

“Default Rate” has the meaning assigned such term in Section 2.6(b).

“Defaulting Lender” means, subject to Section 2.14(b), any Lender or its Affiliate that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Requisite Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.14(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

Appendix I-6

“Deposit Account” shall have the meaning given to the term in the UCC (or any successor statute), as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any Lien in any of the Collateral, the UCC (or any successor statute) of such other state.

“DIP Agreement” has the meaning assigned to such term in Recital B hereof.

“DIP Facility Claims” has the meaning assigned to such term in the Plan of Reorganization.

“DIP Lenders” has the meaning assigned to such term in Recital B hereof.

“Disposition” means any sale, lease, transfer, assignment, farm-out, conveyance, Sale Leaseback Transaction or other disposition of any Property (including any Working Interest, overriding Royalty Interest, production payments, net profits interest, Royalty Interest, or mineral fee interest).

“Dividend” with respect to any Person, a dividend or return on equity capital to the holders of its Equity Interests or any other distribution, payment or delivery of property or cash to the holders of its Equity Interests as such, or any redemption, retirement, purchase or other acquisition, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans.

“Dollars” and “$” means lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender (other than a Defaulting Lender), (b) any Approved Fund, (c) any Subsidiary or Affiliate of a Lender (other than a Defaulting Lender or the Borrower, any Credit Party or any of their Subsidiaries), and (d) any commercial bank or other financial institution or fund Approved by the Requisite Lenders in their sole discretion.

“Embargoed Person” has the meaning assigned such term in Section 6.19.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means, as to any Credit Party and Subsidiary of any Credit Party and the JV Company, all Legal Requirements or common law theories applicable to any Credit Party arising from, relating to, or in connection with the Environment, health, or safety,

Appendix I-7

including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equipment” has the meaning assigned such term in the UCC.

“Equity Interest” means with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or nonvoting) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests, limited liability company interests, and membership interests, whether outstanding on, or issued after, the Closing Date, and any and all warrants, rights or options to purchase or other arrangement or rights to acquire any of the foregoing but excluding debt securities convertible or exchangeable into such equity.

“Equity Percentage” has the meaning assigned such term in Section 2.8(g).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Event of Default” has the meaning assigned to such term in Section 7.1.

“Excluded Collateral” means (i) Excluded Property (as defined in the Pledge and Security Agreement) and (ii) any asset of any Credit Party which the Requisite Lenders determine is not required to be made the subject of an Acceptable Security Interest, provided, however, that notwithstanding such designation, the Requisite Lenders in their sole discretion may at any time require that such Credit Party grant the Administrative Agent an Acceptable Security Interest on any item of Excluded Collateral and in doing so, designate such item as Collateral.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, branch profits or franchise taxes imposed on (or measured by) its overall net income or overall gross income (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or is otherwise doing business (other than a business deemed to arise as a result of the transactions contemplated by this Agreement), (ii) in the case of any Lender, by the jurisdiction (or any political subdivision thereof) in which its applicable lending office is located (iii) as the result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising as a result of the transactions contemplated by this Agreement), or (iv) that are Other Connection Taxes, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.13 or a participant

Appendix I-8

pursuant to Section 2.11(c) upon a Default of the Borrower), any U.S. Federal withholding tax that is imposed on amounts payable to or for the account of such Foreign Lender under the law in effect at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Foreign Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.12(a), (c) any Taxes that are attributable to the failure to comply with Section 2.12(e) or (f), and (d) any Taxes imposed under FATCA (or any amended or successor version of FATCA that is substantively comparable and not materially more onerous to comply with). It is understood and agreed, for the avoidance of doubt, that any U.S. Federal withholding tax imposed on a Foreign Lender (including an assignee) as a result of a Change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement (other than any amended or successor version of FATCA, or any amended version or successor of any form described in Section 2.12(e) or (f), in each case that is substantively comparable and not materially more onerous to comply with) shall not be an Excluded Tax.

“Executive Order” has the meaning assigned such term in Section 6.19.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fifth Advance” has the meaning assigned such term in Section 2.2(v).

“Final Order” means an order or judgment of the Bankruptcy Court duly entered on the docket of the Bankruptcy Court that (i) has not been modified or amended without the consent of Administrative Agent and the Lenders, or vacated, reversed, revoked, rescinded, stayed or appealed from, except as Administrative Agent and Lenders may otherwise specifically agree, (ii) with respect to which the time to appeal, petition for certiorari, application or motion for reversal, rehearing, reargument, stay, or modification has expired, (iii) no petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for a writ of certiorari with respect thereto has been filed or granted or the order or judgment of the Bankruptcy Court has been affirmed by the highest court to which the order or judgment was appealed, (iv) is no longer subject to any or further appeal or petition, application or motion for reversal, rehearing, reargument, stay or modification thereof or for any writ of certiorari with respect thereto or further judicial review in any form, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure and (v) as to which 14 calendar days have elapsed following the entry of the docket; provided that the possibility that a

Appendix I-9

motion pursuant to Section 502(j) or 1144 of the Bankruptcy Code or under Rule 60 of the Federal Rules of Civil Procedure, or Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed with respect to such order or judgment, shall not cause such order not to be a Final Order.

“Financial Statements” means the audited financial statements, including the audited consolidated balance sheet, of Borrower and the Credit Parties in each case, as of December 31, 2012, or December 31 of the relevant fiscal year then ended, as applicable, and the related audited consolidated statements of income, cash flow, and retained earnings of Borrower and the Credit Parties, in each case, for the fiscal year ending December 31, 2012, or the fiscal year then ended, as applicable, copies of which have been delivered to Administrative Agent and Lenders.

“First Anniversary Prepayment Amount” means 106% of the full outstanding principal balance of the Loans as of any Repayment Date.

“First Advance” has the meaning assigned such term in Section 2.2(i).

“Foreign Lender” means any Administrative Agent or Lender that is not a “United States person” within the meaning of Section 7701(a) (30) of the Code.

“Fourth Advance” has the meaning assigned such term in Section 2.2(iv).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles recognized as such by the Financial Accounting Standards Board (or generally recognized successor) consistently applied and maintained throughout the period indicated and consistent with applicable laws, except for changes mandated by the Financial Accounting Standards Board or any similar accounting authority of comparable standing (except that the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP, including, without limitation, resulting from the implementation of proposed changes to Accounting Standards Codification Topic 840, Leases, by the Exposure Draft issued by the FASB and IASB on August 17, 2010 (and related updates and changes to the Exposure Draft), or any successor proposal), applied on a basis consistent with the requirements of Section 1.3. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or generally recognized successor) in order for such principle or practice to continue as a generally accepted principle or practice, all financial reports or statements required hereunder or in connection herewith may be prepared in connection with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only if Borrower and the Requisite Lenders agree to do so. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP or International Financial Reporting Standards (IFRS), as applicable.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency,

Appendix I-10

authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning assigned such term in Section 9.1.

“Guarantor” means a Subsidiary of Borrower that is listed on Schedule 4.21, and each other Subsidiary that is or that becomes a party to this Agreement as a Guarantor pursuant to Section 5.12; provided that, no Subsidiary shall be required to be a Guarantor hereunder so long as it remains an Immaterial Subsidiary.

“Guarantee” means the guarantees issued pursuant to Article IX by each Guarantor.

“Hazardous Substance” means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

“Hazardous Waste” means the substances regulated as such pursuant to any Environmental Law.

“Hedge Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedge Contract” shall not include any “Master Agreement” or other agreement that provides solely for the sale by any Credit Party of physical Hydrocarbons in exchange for cash in the ordinary course of its business.

“Holders” has the meaning assigned to such term in the Warrant Issuance Agreement.

“Hydrocarbon Hedge Agreement” means a Hedge Contract which is intended to reduce or eliminate the risk of fluctuations in the price of Hydrocarbons.

“Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a Well bore and all products, by-products, and other

Appendix I-11

substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

“Immaterial Subsidiary” means each of Castle Exploration Company, Inc., a Pennsylvania corporation; Castle Texas Production Limited Partnership, a Texas limited partnership; CEC, Inc. a Delaware corporation; CRB Partners, LLC, a Delaware limited liability company; Delta Exploration Company, Inc., a Colorado corporation; Delta Pipeline, LLC, a Colorado limited liability company; DPCA, LLC, a Delaware limited liability company; and DLC, Inc., a Colorado corporation, but only so long as (i) such Subsidiary has no assets other than immaterial assets, (ii) no Credit Party is directly or indirectly responsible for any Debt of or has any obligation to provide credit support or to maintain or preserve such Subsidiary’s financial condition or to cause such entity to achieve any specified levels of operating results.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned such term in Section 10.7(a).

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by any Credit Party which is an owner of Property subject to a Mortgage with respect to the applicable Property pursuant to Section 5.2 and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon any Credit Party and applicable to the Property subject to a Mortgage or any use or condition thereof.

“Intellectual Property” means with respect to any Person, all of such Person’s rights, title and interest in and to all copyrights, patents and trademarks, including, without limitation, all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, service mark applications, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and the goodwill of the business relating thereto and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; the right to sue for all past, present and future infringements of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

Appendix I-12

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof by and among the Administrative Agent, the JV Company Credit Facility Agent and the Borrower.

“Interest Payment Date” means (i) the last Business Day of each fiscal quarter of the Borrower during any period in which any portion of the Loans are outstanding and (ii) the Maturity Date.

“Interest Period” means each fiscal quarter of the Borrower.

“JV Company” has the meaning assigned such term in Recital D.

“JV Credit Agreement” means that certain Credit Agreement dated as of June 4, 2012 by and among the JV Company, the JV Company Credit Facility Lenders, the JV Company Credit Facility Agent, and the other financial institutions party thereto, and any credit agreement, loan agreement, indenture or other document governing Debt (for purposes of this definition only, the “Refinancing Debt”) pursuant to which the obligations under such Credit Agreement (for purposes of this definition only, the “Refinanced Debt”) have been refinanced; provided that (a) such Refinancing Debt has a later maturity than and a weighted average life to maturity equal to or greater than the Refinanced Debt, (b) such Refinancing Debt shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing (provided that the principal amount of such Refinancing Debt shall not include any principal constituting interest paid in kind), (c) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Debt, (d) the terms and conditions relating to collateral for such Refinancing Debt, taken as a whole, shall be no more favorable to the secured parties in respect of such Debt than the terms and conditions with respect to the collateral for the Refinanced Debt (and the Liens on any collateral securing such Refinancing Debt shall have the same (or lesser) priority as the Refinanced Debt), and (e) such Refinancing Debt shall not include any term or provision that is adverse in any material respect to the interests of the Lenders as determined by the Requisite Lenders in their sole discretion.

“JV Company Credit Facility Agent” means JPMorgan Chase Bank, N.A. or the institution part from time to time as “Administrative Agent”, “indenture trustee” or any similar title under the JV Credit Agreement.

“JV Company Credit Facility Lenders” means the institutions party from time to time as “Lenders” under the JV Credit Agreement, including, without limitation, J.P. Morgan Chase Bank, N.A. and Wells Fargo Bank, N.A.

“JV Company Credit Facility Documents” means the JV Credit Agreement and all other documents compromising the definitive documentation of the transactions contemplated by the JV Credit Agreement, including, without limitation, all collateral and security documents and any intercreditor agreements executed in connection therewith as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement and this Agreement.

Appendix I-13

“JV Company Credit Facility Obligations” means the “Obligations” (as such term is defined in the JV Credit Agreement) as in effect on the date hereof or in any amendment or modification thereto made in accordance with the Intercreditor Agreement and this Agreement.

“JV Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement for the JV Company dated as of August 31, 2012.

“JV Holding Sub” means Par Piceance Energy Equity LLC, a Delaware limited liability company.

“JV Interests” means the Borrower, JV Holding Sub, or any other Credit Party’s membership interests or other Equity Interests in the JV Company.

“Leases” means all oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases or any other instruments, agreements, or conveyances under and pursuant to which the owner thereof has or obtains the right to enter upon lands and explore for, drill, and develop such lands for the production of Hydrocarbons.

“Legal Requirement” means, as to any Person, any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations D, T, U, and X, which is applicable to such Person.

“Lenders Fee Letter” means that certain Lender Fee Letter dated as of the date hereof between the Credit Parties, the Administrative Agent and the Lenders.

“Lenders” means a party hereto that (a) is a Lender listed on the signature pages of this Agreement on the date hereof or (b) is an Eligible Assignee that became a Lender under this Agreement pursuant to Section 2.13 or Section 10.6.

“Lien” means any recorded or unrecorded, express or implied, written or oral mortgage, lien (statutory or otherwise), pledge, assignment, charge, deed of trust, security interest, hypothecation, preference, deposit arrangement or encumbrance (or other type of arrangement having the practical effect of the foregoing) to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, synthetic lease, Capital Lease, or other title retention agreement).

“Liquid Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

Appendix I-14

(b) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof (“bank debt securities”), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company so long as such certificate of deposit is pledged to secure any Credit Party’s ordinary course of business bonding requirements, or any other bank or trust company which has primary capital of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc., and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than “A 1” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or not less than “P 1” (or the then equivalent) by the rating service of Moody’s Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the applicable Credit Party with the consent of the Requisite Lenders;

(c) deposits in money market funds investing exclusively in investments described in clauses (a) and (b) above; and

(d) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than “AA” (or the then equivalent) by the rating service of Standard & Poor’s Ratings Group or of Moody’s Investors Service, Inc..

“Loan” means each loan made by the Lenders to the Borrower pursuant to Section 2.2.

“Loan Documents” means this Agreement, any Notes, the Security Instruments, and each other agreement, instrument, or document executed by any Credit Party, any Subsidiary of any Credit Party or any of their officers at any time in connection with this Agreement.

“Loans Offer Price” has the meaning assigned to such term in Section 10.6(b)(ii).

“Lost Interest” has the meaning assigned such term in Section 2.15(a).

“Make-Whole Prepayment Date” has the meaning assigned such term in Section 2.8(a)(ii).

“Material Adverse Change” means (a) a material adverse change in the business, assets (including the Oil and Gas Properties of any Credit Party), financial condition, or operations of the Credit Parties, taken as a whole, (b) a material adverse effect on any Credit Party’s ability, as a whole, to perform its obligations under this Agreement, any Note, or any other Loan Document, or (c) a material adverse change on the validity or enforceability of this Agreement or any of the other Loan Documents.

Appendix I-15

“Maturity Date” means, in accordance with the terms of this Agreement, the earliest to occur of (i) the acceleration (whether automatic or by written notice) or any Obligations and (ii) the fourth anniversary of the Closing Date.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Mortgage” means each of the mortgages or deeds of trust executed by any one or more of the Credit Parties or any of their respective Subsidiaries in favor of Administrative Agent for the ratable benefit of the Secured Parties in substantially the form of the attached Exhibit D or such other form as may be requested by the Requisite Lenders and that is satisfactory to the Administrative Agent and as may be amended, restated, supplemented or otherwise modified from time to time, together with any assumptions or assignments of the obligations thereunder by any Credit Party or any of their respective Subsidiaries, and “Mortgages” shall mean all of such Mortgages collectively.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) and Section 4001(a)(3) of ERISA.

“National Priorities List” has the meaning assigned such term in CERCLA.

“Net Cash Proceeds” means

(a)

with respect to any Disposition (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Disposition or any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Disposition and, to the extent such amount equals or exceeds $1,000,000, held in an account subject to the Administrative Agent’s control (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within two (2) years of such Disposition and to the extent such amount equals or exceeds $1,000,000, held in an account subject to the Administrative Agent’s control (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within two (2) years of such Disposition and placed in an account subject to the Administrative Agent’s control, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Debt

Appendix I-16

for borrowed money which is secured by a Lien on the properties sold in such Disposition (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Debt assumed by the purchaser of such properties);

(b)	with respect to any Debt Issuance or any issuance of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and

(c)	with respect to any Casualty Event, the insurance proceeds, condemnation awards and other compensation received in cash in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds and the reasonable cost of putting any real property in a safe and secure condition, awards or other compensation in respect of such Casualty Event and (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Debt for borrowed money which is secured by a Lien on the properties subject to such Casualty Event (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Debt in connection with such Casualty Event).

“Net Equity Proceeds” means an amount equal to any cash proceeds from a capital contribution to, or the issuance of any Equity Interests of, the Borrower or any of its Subsidiaries other than pursuant to any employee, director or consultant stock or stock option compensation plan, net of reasonable underwriting discounts and commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such contribution or issuance.

“Non-Consenting Lender” means, any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (ii) has been approved by the Requisite Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a promissory note of Borrower payable to any Lender, in substantially the form of the attached Exhibit E, evidencing indebtedness of Borrower to such Lender resulting from Advances owing to such Lender.

“Obligations” means (a) obligations of the Borrower and the other Credit Parties from time to time to pay (and otherwise arising under or in respect of the due and punctual payment of) (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Law, regardless of whether allowed or allowable in such

Appendix I-17

proceeding), of the Borrower and the other Credit Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Credit Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” means the U.S. Treasury Department Office of Foreign Assets Control.

“Offer” has the meaning assigned such term in Section 10.6(b)(ii).

“Offer Letter” has the meaning assigned such term in Section 10.6(b)(ii).

“Offered Loans” has the meaning assigned such term in Section 10.6(b)(ii).

“Offering Lenders” has the meaning assigned such term in Section 10.6(b)(ii).

“Officer’s Certificate” shall mean, as to any Person, a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president of such person, each in his or her official (and not individual) capacity.

“Oil and Gas Properties” means fee mineral interests, term mineral interests, Leases, subleases, farm-outs, royalties, overriding royalties, net profit interests, carried interests, production payments and similar mineral interests, and all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

“Organizational Documents” means with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any recipient, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Lenders” has the meaning assigned such term in Section 10.6(b)(ii).

“Other List” has the meaning assigned such term in Section 6.19.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies (including related interest, fines, penalties and additions to tax) arising from any payment made or required to be made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document except for any such Taxes that are Other Connection Taxes or that are imposed with respect to an assignment.

Appendix I-18

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Parent Guaranty” means that certain Parent Limited Guaranty, dated as of the date hereof, by the JV Holding Sub in favor of the JV Company Credit Facility Agent, pursuant to which, among other things, the JV Holding Sub has guaranteed the JV Company Credit Facility Obligations, with recourse thereunder limited to the JV Holding Sub’s JV Interests and fees and expenses as more fully set forth therein.

“Parent Pledge Agreement” means that certain Parent Pledge Agreement dated as of the date hereof, by and between the JV Holding Sub and the JV Company Credit Facility Agent.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permit” means any approval, certificate of occupancy, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from any Governmental Authority, including without limitation, an Environmental Permit.

“Permitted Business” has the meaning assigned such term in Section 6.11.

“Permitted Liens” means the Liens permitted under Section 6.1.

“Permitted Subordinated Debt” means Debt incurred by the Credit Parties; provided that (i) such Debt shall be subordinated in right of payment to the payment in full of the Obligations, (ii) such Debt shall be either (x) unsecured or (y) secured by the Collateral on a junior basis (including with respect to the control of remedies) with the Obligations, (iii) if such Debt is secured, the holders of such Debt (or their senior representative or agent) and the Administrative Agent (and if such Debt is secured by the JV Interests, the JV Company Credit Facility Agent) shall be party to an intercreditor agreement reasonably satisfactory to the Administrative Agent, (iv) such Debt shall not be at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors and the terms of such guarantee shall be no more favorable to the secured parties in respect of such Debt than the terms of the Guaranty, (v) such Debt shall have covenants, default and remedy provisions and other terms and conditions (other than interest, fees, premiums, funding discounts or optional prepayment or redemption provisions) that are substantially identical to, or less favorable to the investors providing such Debt than, those set forth in this Agreement, (vi) the maturity date of such Debt shall be no earlier than the date that is six (6) months after the Maturity Date, and (vii) there shall be no scheduled amortization of such Debt, and such Debt shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change-of-control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the date that is six months after the Maturity Date.

Appendix I-19

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability corporation or company, limited liability partnership, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

“Piceance JV Proceeds” has the meaning assigned to such term in Section 3.1(g).

“PIK Interest” has the meaning assigned to such term in Section 2.6(a)(ii).

“Plan” means an employee benefit plan (other than a Multiemployer Plan), as defined in Section 3(2) of ERISA, maintained for employees of Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Code.

“Plan Disclosure Statement” means that Second Amended Disclosure Statement for the Second Amended Joint Chapter 11 Plan of Reorganization of Delta Petroleum Corporation and its Debtor Affiliates, dated as of July 5, 2012, and filed with the Bankruptcy Court in connection with the Chapter 11 Proceedings.

“Plan Effective Date” means the date by which all of the conditions precedent to the occurrence of the Effective Date of the Plan or Reorganization (as defined in the Plan of Reorganization) shall have been satisfied as determined by the Lenders in their sole discretion, or with the consent of the Lenders in their sole discretion, waived in accordance with the terms thereof.

“Plan of Reorganization” has the meaning assigned to such term in Recital C hereof.

“Platform” has the meaning assigned to such term in Section 10.2.

“Pledge Agreement” means the Pledge Agreement executed by the JV Holdco Sub in favor of the Administrative Agent, in substantially the form of the attached Exhibit K and as may be amended, restated, supplemented or otherwise modified from time to time

“Pledge and Security Agreement” means the Pledge and Security Agreement executed by each Credit Party in favor of the Administrative Agent, in substantially the form of the attached Exhibit I and as may be amended, restated, supplemented or otherwise modified from time to time.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Pro Rata Share” means as to any Lender, at the relevant date of determination, the fraction (expressed as a percentage), the numerator of which is such Lender’s unfunded Commitment (if any) and outstanding Loans and the denominator of which is the aggregate amount of all of the Lenders’ unfunded Commitments and all of the outstanding Loans of the Lenders.

“Public Lender” has the meaning assigned to such term in Section 10.2.

Appendix I-20

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, or leased by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto and all improvements and appurtenant futures.

“Register” has the meaning set forth in Section 10.6(d).

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof, by and among the Borrower and certain shareholders of the Borrower.

“Regulations D, T, U, and X” mean Regulations D, T, U, and X of the Federal Reserve Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Repayment Date” when used with respect to any Loan to be prepaid pursuant to Section 2.8(a), means the date fixed for such prepayment pursuant to the terms of such Section 2.8(a).

“Repayment Premium” when used with respect to any Loan to be prepaid, means the price at which it is to be prepaid pursuant to this Agreement.

“Requisite Lenders” means, (a) at any time when there are more than two Lenders, Lenders holding unfunded Commitments and outstanding Loans representing more than 50% of the sum of all unfunded Commitments of the Lenders and all of the outstanding Loans of the Lenders and (b) at any time when there are one or two Lenders, all Lenders, provided, however, that for purposes of determining whether there are more than two Lenders, a Lender and each of its Approved Funds shall be deemed to constitute a single Lender and; provided further that, if there are two or more Lenders, the Commitment of, and the portion of the Advances held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders unless all Lenders are Defaulting Lenders.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, Treasurer or Vice President or for purposes of Section 3.1(a)(iii) such Person’s Secretary, (b) with respect to any Person that is a limited liability company, a manager or the Responsible Officer of such Person’s managing member or manager, and (c) with respect to any Person that is a general partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Responsible Officer’s Certificate” means a certificate executed by a Responsible Officer of the Borrower in the form of the attached Exhibit B.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect

Appendix I-21

payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of Borrower or warrants, options or other rights to purchase such Equity Interests.

“Return” has the meaning assigned to such term in Section 4.10(c).

“Royalty Interest” means (a) an expense-free interest retained by a mineral lessor in a Lease, (b) an overriding royalty reserved by or conveyed to a Person, or (c) any other expense-free right to receive production or revenues from any Oil and Gas Property.

“Sale Leaseback Transaction” means any arrangement, directly or indirectly, with any person whereby any Credit Party shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SDN List” has the meaning assigned such term in Section 6.19.

“SEC” means the United States Securities and Exchange Commission.

“Second Advance” has the meaning assigned such term in Section 2.2(ii).

“Secured Parties” means collectively, the Administrative Agent and each Lender.

“Security Instruments” means, collectively, (a) the Mortgages, (b) the Pledge and Security Agreement, (c) the Pledge Agreement, (d) each other agreement, instrument or document executed at any time in connection with the Pledge and Security Agreement, the Pledge Agreement, or the Mortgages, (e) each agreement, instrument or document executed in connection with any Deposit Account subject to the Administrative Agent’s control; (f) any Transfer Letters and (g) each other agreement, instrument or document executed at any time in connection with securing the Obligations.

“Solvent” means, with respect to any Person, as of the date of any determination, that on such date (a) the fair value of the Property of such Person (both at fair valuation and at present fair saleable value) is greater than the total liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and

Appendix I-22

anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stockholders Agreement” means that certain Stockholders Agreement dated as of the date hereof by and among the Borrower and certain stockholders of the Borrower.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (ii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iii) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower. Notwithstanding the foregoing or anything contained herein to the contrary, the JV Company shall not be deemed to constitute a Subsidiary of the Borrower or any of the Credit Parties for purposes of this Agreement.

“Substitute Funding Day” has the meaning assigned such term in Section 2.14(c).

“Taxes” shall have the meaning assigned such term in Section 4.10(a).

“Tax Group” has the meaning assigned such term in Section 4.10(a).

“Termination Event” means (a) a Reportable Event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the PBGC or with respect to which the notice required is waived under such regulations), (b) the withdrawal of Borrower or any of its Affiliates from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Third Advance” has the meaning assigned such term in Section 2.2(iii).

“Total Commitment” means $30,000,000. The Loans shall include any Advances made by any Lender on the Closing Date.

“Transfer Letters” means, collectively, the letters in lieu of transfer orders in substantially the form of the attached Exhibit J and executed by any Credit Party executing a Mortgage.

“Transferred Guarantor” has the meaning assigned such term in Section 9.9.

Appendix I-23

“Treasury Rate” means, with respect to any Make-Whole Prepayment Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Make-Whole Prepayment Date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Make-Whole Prepayment Date to the first anniversary of the Closing Date; provided, however, that if the period from such Make-Whole Prepayment Date to the first anniversary of the Closing Date, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Make-Whole Prepayment Date to the first anniversary of the Closing Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“UCC” means the Uniform Commercial Code as in effect from time to time in any applicable state or jurisdiction.

“USA PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Voting Securities” means (a) with respect to any corporation (including any unlimited liability company), capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Warrant” has the meaning assigned such term in the Warrant Issuance Agreement.

“Warrant Issuance Agreement” means that certain Warrant Issuance Agreement dated as of the date hereof by and among the Borrower and the purchasers of the warrants party thereto.

“Well” means any existing or future oil or gas well, salt water disposal well, injection well, water supply well or any other well located on or related to the Properties, and any facility or equipment in addition to or replacement of any well.

“Working Interest” means the property interest which entitles its owner to explore and develop certain land for oil and gas production purposes, whether under an oil and gas lease or unit, a compulsory pooling order or otherwise.

Appendix I-24